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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUPERMEDIA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 25, 2011

Dear SuperMedia Stockholder:

        You are invited to attend SuperMedia Inc.'s 2011 annual meeting of stockholders. The meeting will be held on May 11, 2011, beginning at 9:00 a.m., local time, at the Hilton Dallas/Southlake Town Square located at 1400 Plaza Place, Southlake, Texas 76092.

        Information about the meeting is presented in the following notice of annual meeting of stockholders and proxy statement. At the meeting, management will also report on the company's operations. The report will be followed by a question-and-answer session. We hope that you will be able to attend the annual meeting.

        Please take a few minutes to read, sign, date and return the proxy card or to vote using the Internet or telephone voting procedures described on the proxy card.

        We look forward to seeing you at the meeting.

Sincerely,

Peter J. McDonald President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 11, 2011

        The 2011 annual meeting of stockholders of SuperMedia Inc. (the "company") will be held on Wednesday, May 11, 2011, at 9:00 a.m., local time, at the Hilton Dallas/Southlake Town Square located at 1400 Plaza Place, Southlake, Texas 76092. The meeting will be held for the following purposes:

  1.
  To elect ten directors to serve until the 2012 annual meeting of stockholders;

  2.
  To make an advisory vote on executive compensation;

  3.
  To make an advisory vote on the frequency of the executive compensation vote;

  4.
  To ratify the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for 2011; and

  5.
  To transact such other business as may properly come before the meeting.

        Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Holders of record of the company's common stock as of the close of business on March 14, 2011, are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Cody Wilbanks Executive Vice President, General Counsel and Secretary

D/FW Airport, Texas
March 25, 2011

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card or by using the Internet or telephone voting procedures described on the proxy card.

i

ii

SUPERMEDIA INC.
P.O. Box 619810
2200 West Airfield Drive
D/FW Airport, Texas 75261

PROXY STATEMENT

 GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        This proxy statement provides information in connection with the solicitation of proxies by the board of directors (the "board") of SuperMedia Inc. (the "company") for use at the company's 2011 annual meeting of stockholders or any postponement or adjournment thereof (the "annual meeting"). This proxy statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying notice of annual meeting of stockholders. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 5, 2011.

        Holders of record of the company's common stock as of the close of business on March 14, 2011, are entitled to vote at the annual meeting. Each holder of record as of March 14, 2011 is entitled to one vote for each share of common stock held. On March 14, 2011, there were 15,519,468 shares of common stock outstanding.

        You cannot vote your shares of common stock unless you are present at the annual meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

  •
  in writing: sign, date and return the proxy card;

  •
  by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

  •
  by Internet: visit the website shown on your proxy card and follow the instructions.

        You may revoke your proxy at any time prior to the vote at the annual meeting by:

  •
  delivering a written notice revoking your proxy to the company's corporate secretary at the address above;

  •
  delivering a new proxy bearing a date after the date of the proxy being revoked; or

  •
  voting in person at the annual meeting.

        All properly executed proxies, unless revoked as described above, will be voted at the annual meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to one or more specific nominees. With respect to the advisory vote on the frequency of the executive compensation vote, you may vote to have an advisory vote on executive compensation every year, two years or three years, or abstain from voting on this proposal. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

  •
  FOR the election of the director nominees to serve until the company's 2012 annual meeting of stockholders;

  •
  FOR the advisory vote approving of the company's executive compensation;

  •
  ONE YEAR for the frequency of the executive compensation vote;

  •
  FOR ratification of the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for 2011; and

  •
  at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.

        If you own shares of common stock held in "street name" and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in and for the ratification of the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for 2011, but not with respect to any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

        Voting your shares is important. Stock exchange rules prohibit your broker from voting your shares on Proposals 1, 2 and 3 without your express voting instructions.

        A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the annual meeting. The directors will be elected by a plurality of the votes cast by holders of the company's common stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for the director nominee. Approval of the advisory vote on executive compensation and ratification of Ernst & Young LLP as the company's independent registered public accounting firm for 2011 each require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. The advisory vote on the frequency of the executive compensation vote will be determined based on a plurality of votes cast. Those who fail to return a proxy or attend the annual meeting will not have their shares counted towards determining any required vote or quorum.

        The company is soliciting your proxy and will pay the cost of preparing this proxy statement and the proxy card and the costs of any mailing. The company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The company may reimburse such persons for their expenses in so doing.

PROPOSAL 1
ELECTION OF DIRECTORS

        The company's by-laws provide that the number of directors will be determined by our board of directors from time to time, provided that the number of directors may not be less than seven nor more than eleven. As of the date of this proxy statement, the number of directors to serve on the board of directors is set at ten directors.

        Each of our current directors is serving a term that expires at the annual meeting. Each of the director nominees listed below is an incumbent director whose nomination to serve on the board was recommended by the nominating and corporate governance committee and approved by the board. The director nominees, if elected, will serve until the 2012 annual meeting of stockholders, or until their earlier resignation or removal. Each of the director nominees has indicated a willingness to serve as a director if elected.

        The directors will be elected by a plurality of the votes cast at the annual meeting. A "withhold vote" is not considered a vote cast and will have no effect on the outcome of the election of directors.

The board recommends a vote "FOR" each of the ten director nominees listed below.

        Edward J. Bayone, age 56, has served as a director of the company since December 31, 2009. He also serves as a member of the audit committee. He has taught full time at Brandeis University's International Business School since 2003 and is the Earle W. Kazis Professor of the Practice of Finance and International Real Estate. He previously served as an advisor to Churchill Financial, LLC, a commercial finance and asset management company founded by Bear Stearns Merchant Banking (now known as Irving Place Capital) from July 2009 to June 2010 and served as a board member from 2006 to 2009. Mr. Bayone was formerly a financial consultant to various corporate clients from 2003 to 2006. Prior to this, he held numerous positions at FleetBoston Financial Group, and its predecessors, from 1979 to 2002, including executive vice president and chief credit officer. Mr. Bayone has an M.I.A. in Banking and Finance from Columbia University, an M.A. in History from the University of Rochester, and a B.A. in History from Queens College. He is also a member of the board of the Combined Jewish Philanthropies of Greater Boston and serves on the Budget and Administration Committee.

        Mr. Bayone possesses a strong financial management background, as evidenced by the various financial management, teaching and consulting positions held during his career. Mr. Bayone's experience and training in financial credit management provide a solid background for him to advise and consult with the board on financial and audit-related matters as a member of the audit committee.

        Robert C. Blattberg, age 68, has served as a director of the company since December 31, 2009. He also serves as chairman of the nominating and corporate governance committee. He is currently the Timothy W. McGuire Distinguished Service Professor of Marketing and the director of the Center for Marketing Technology and Information at Carnegie Mellon University's Tepper School of Business. From 1991 to 2008, Mr. Blattberg was a professor and director of the Center for Retail Management at Northwestern University's Kellogg Graduate School of Management. Prior to this, he was a professor and director of the Center for Marketing Information Technology at the University of Chicago Graduate School of Business. Mr. Blattberg has a Ph.D. and an M.S. in Industrial Administration from Carnegie-Mellon University and a B.A. in Mathematics from Northwestern University. He has received numerous research grants from various organizations and has also been honored with a number of awards, including Best Paper in 2005 from the Journal of Interactive Marketing, Educator of the Year in 2004 from the Sales and Marketing Executives organization, and the Robert B. Clarke Award as the Direct Marketing Association Educator of the Year in 1990. Mr. Blattberg has also authored and published a wide array of books, industry reports and articles focused on various topics in marketing and economics.

        Mr. Blattberg's extensive marketing and retail management experience provides the board with a valuable perspective on the yellow pages and advertising industries. Mr. Blattberg also brings to us experience from having recently served on another public company board of directors, which allows us to benefit from his insight into current trends in public company governance.

        Charles B. Carden, age 66, has served as a director of the company since December 31, 2009. He also serves as chairman of the audit committee. He concurrently serves on the board of directors of Ivox Corporation, a privately-held software company that provides driver-based risk management information to fleets and insurance companies. He also serves on the advisory board of Dialog Medical, a privately-held software company. Mr. Carden previously served as a director and member of the audit and compensation committees for Goldleaf Financial Solutions, a publicly-held financial software and services company, which was acquired by Jack Henry and Associates in October 2009, and as a director and member of the compensation committee for Netzee Inc., a publicly-held provider of Internet banking and bill payment services that was acquired by Certegy, Inc. in 2002. From 1999 to 2007, Mr. Carden held the positions of senior vice president and chief financial officer for John H. Harland Company, a provider of products and services to the financial institution and education markets. Prior to this, he was the executive vice president and chief financial officer for Mariner Post-Acute Network and the senior vice president, finance and administration and chief financial officer for Leaseway Transportation Corp. In addition, he has served as a director of Fairmont Theatre for the Deaf and the Bellflower Center for the Prevention of Child Abuse. Mr. Carden has an M.B.A. from Harvard University and a B.A. in Mathematics from Westminster College. He also served as a lieutenant in the U.S. Army from 1969 to 1971.

        Mr. Carden's significant experience in senior financial positions at various companies provides a solid background for him to advise and consult the board on financial and audit-related matters as chairman of the audit committee and to serve as the audit committee's designated financial expert. Additionally, his previous service on public company boards provides valuable insight into working with directors generally and the appropriate exercise of diligence and oversight.

        Robin Domeniconi, age 49, has served as a director of the company since December 31, 2009. She also serves as a member of the nominating and corporate governance committee. She currently serves as senior vice president, chief brand officer for the ELLE Group. From 2008 to 2010, she served as vice president, US Microsoft advertising for Microsoft Corporation. From 2007 to 2008, Ms. Domeniconi was the senior advisor/media & digital of Avista Capital Partners. Prior to this, she was with Time Warner as president of Time, Inc. Media Group from 2005 to 2007 and as president and publisher of Real Simple from 1999 to 2005. Ms. Domeniconi has also served for Meredith Corporation as publisher of Country Home and Country Gardens Magazine and Golf for Women Magazine. She was previously an associate publisher of Arts & Antiques Magazine for Transworld Publishing and a national sales manager for Communities Magazine. Ms. Domeniconi has a B.A. from the University of Florida.

        Ms. Domeniconi brings to the board substantial corporate management experience as well as expertise in sales, marketing and media industries through her work at media and information-based companies. Ms. Domeniconi's experience provides industry insight as well as management and operational insight to the board.

        Thomas D. Gardner, age 53, has served as a director of the company since December 31, 2009. He also serves on the audit committee and the compensation committee. He is a trustee for Guideposts, and previously served as a trustee for Northern Westchester Hospital and Reader's Digest Foundation. He served as executive vice president of Reader's Digest Association, Inc. from 2006 to 2007, and was president of Reader's Digest International from 2003 to 2007. Prior to holding those positions, he held numerous other positions with Reader's Digest Association, Inc. from 1992 to 2007, including president, North American Books and Home Entertainment; senior vice president, global marketing; senior vice president, corporate strategy and U.S. new business development; vice president, marketing, Reader's Digest USA; and director, corporate planning. From 1989 to 1992, Mr. Gardner was a management consultant for McKinsey & Co. Other experience includes time with General Foods Corporation in product management, desserts division, and with Yankelovich, Skelly and White, Inc., industrial and corporate communications division, in project management. Mr. Gardner has an M.B.A. from Stanford University and a B.A. in Political Science from Williams College.

        Mr. Gardner's significant experience in the publishing industries, including his several senior positions at Reader's Digest, gives him an in-depth understanding of the opportunities and challenges associated with our business. In addition, Mr. Gardner brings an understanding of financial issues to the board and the audit committee.

        David E. Hawthorne, age 60, has served as a director of the company since December 31, 2009. He also serves as chairman of the compensation committee. He has been with Hawthorne Management LLC since 2005, a firm that develops, owns and operates commercial real estate in central Florida. He previously served as a consultant to Friedman's Inc., assisting the jewelry retailer in investigating operating and financial issues. From 2001 to 2003, Mr. Hawthorne was the president and chief executive officer of Lodgian, Inc., an independent hotel owner and operator. In December 2001, Lodgian filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Hawthorne was a consultant for FTI Consulting, Inc. from 2000 to 2001, during which he served as executive vice president and chief restructuring officer of Tower Records, Inc. Mr. Hawthorne has also served as the acting chief executive officer of Premier Cruise Lines, the executive vice president and chief financial officer of Alliance Entertainment Corporation, and the chairman and chief executive officer of Servico Hotels and Resorts, Inc. Mr. Hawthorne has an M.B.A. from the University of Tampa and a B.A. from the University of South Florida. In addition, he served in the U.S. Army from 1970 to 1972.

        Mr. Hawthorne's significant experience in senior and executive positions at various companies provides a solid platform for him to advise the company and enhances the board's business sophistication. Additionally, his experience, including his position as executive vice president and chief restructuring officer of Tower Records, Inc., is of substantial importance to the board in addressing similar aspects of the company's business.

        Peter J. McDonald, age 60, has been the company's president and chief executive officer and has served as a director of the company since December 2010. From October 4, 2010 until December 9, 2010, Mr. McDonald served as the company's interim chief executive officer. Prior to joining the company, Mr. McDonald held various positions at R.H. Donnelley Corporation (now known as Dex One Corporation), including as president and chief operating officer from 2004 through 2008. In May 2009, R.H. Donnelley filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. In addition, in his capacity as a former executive officer of R.H. Donnelley, Mr. McDonald was named as a defendant in a civil securities class action lawsuit filed in the U.S. District Court for the District of Delaware in October 2009. From 2002 to 2008, Mr. McDonald served as senior vice president and president of Donnelley Media. Mr. McDonald served as a director of R.H. Donnelley between 2001 and 2002. Previously, Mr. McDonald served as president and chief executive officer of SBC Directory Operations, a publisher of yellow pages directories, from 1999 to 2000. He was president and chief executive officer of Ameritech Publishing's yellow pages business from 1994 to 1999, when Ameritech was acquired by SBC. Prior to that, Mr. McDonald was president and chief executive officer of DonTech and served in a variety of sales positions at R.H. Donnelley, after beginning his career at National Telephone Directory Corporation. He is also a past vice chairman of the Yellow Pages Association.

        Mr. McDonald's over 35 years of experience in the yellow pages directory advertising and publication industry gives him in-depth knowledge of the opportunities and challenges associated with our business. Mr. McDonald's familiarity with our business and industry and the various market participants provides invaluable insight and advice to our board.

        Thomas S. Rogers, age 56, has served as a director of the company since 2006. He also serves as a member of the compensation committee and the nominating and corporate governance committee. Mr. Rogers currently serves as president and chief executive officer of TiVo Inc., a provider of television-based interactive and entertainment services, a position he has held since July 2005. He also currently serves on the board of directors of TiVo Inc. Mr. Rogers previously served as chairman of the board of Teleglobe International Holdings, Ltd., a provider of international voice, data, Internet and mobile roaming services, from November 2004 to February 2006. He also has served as chairman of TRget Media LLC, a media industry investment and operations advisory firm, since July 2003. Mr. Rogers served as the senior operating executive for media and entertainment for Cerberus Capital Management, a large private equity firm, from 2004 to July 2005. Prior to holding that position, he served as chairman and chief executive officer of Primedia, Inc., a print, video and online media company, from October 1999 to April 2003. From January 1987 until October 1999, Mr. Rogers held positions with National Broadcast Company, Inc., including president of NBC Cable and executive vice president.

        As a long-term member of the board, Mr. Rogers has a familiarity with the company that makes him uniquely qualified to serve as a director of the company. As president and chief executive officer of a public company, Mr. Rogers has significant exposure to, and we benefit from his experiences related to, the opportunities and challenges associated with our business. Additionally, his service on other public company boards allows us to leverage his experiences with, among other things, appropriate oversight and corporate governance matters.

        John Slater, age 37, has served as a director of the company since January 21, 2010. He currently serves as a vice president at Paulson & Co. Inc. where he focuses on investments in the media, telecom and technology sectors. Mr. Slater joined Paulson in January 2009. Previously, he was a vice president at Lehman Brothers and Barclays Capital where he worked from 2004 to 2008 in the global trading strategies group focusing on investments in the media and other sectors. Prior to Lehman, he was senior director, finance and strategy at NextSet Software Inc., a financial trading systems software vendor. He started his career as an associate consultant at Burlington Consultants, a strategy consultancy based in London. He holds an M.B.A. from INSEAD, an M.A. and B.A. from the University of Cambridge and he is a CFA Charterholder.

        Mr. Slater brings leadership, financial experience and a background in the media, telecom and technology industries to the board. Mr. Slater's exposure to companies in the media, telecom and technology industries provides valuable insight to the board regarding industry trends that affect our company.

        Douglas D. Wheat, age 60, has served as chairman of the board since July 2010. From October 2010 to December 2010 he served as executive chairman. He currently serves as chairman of AMN Healthcare Services, Inc., one of the leading temporary healthcare staffing companies in the world. Mr. Wheat previously served as a director of Playtex Products, Inc. from 1995 to 2007 (including serving as its chairman from 2004 to 2006). Mr. Wheat has served as a member of the boards of directors of Dr. Pepper/Seven-Up Companies, Inc., Thermadyne Industries, Inc., Sybron International Corporation, Smarte Carte Corporation, Nebraska Book Corporation, and ALC Communications Corporation. Since 2008, he has served as managing Partner of Southlake Equity Group (formerly Challenger Equity Group), a private investment firm. Prior to Southlake Equity Group, he served as co-founder and chairman of Foxbridge Partners, a private equity firm from 2006 to 2007 and as president of Haas Wheat & Partners, a private investment firm specializing in strategic equity investments and leveraged buyouts of middle market companies from 1992 to 2006. Mr. Wheat also held various leadership and senior management positions at Grauer & Wheat and Donaldson Lufkin & Jenrette Securities Corporation earlier in his career.

        Mr. Wheat's extensive experience serving on public company boards, including as chairman, and his expertise in a variety of financial matters make him highly qualified to lead and advise our board as chairman. Additionally, Mr. Wheat's experiences have provided him with critical knowledge with respect to, among other things, appropriate oversight and related actions utilized in the board environment, including concerning corporate governance matters.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Following emergence from Chapter 11 reorganization, the new compensation committee undertook a detailed review of our executive compensation programs. The overall objective of this effort was to align the interests of our leadership with our new stockholders and help support our dedicated efforts to significantly reduce operating costs in an effort to help mitigate declines in revenue. This effort is discussed in detail in the compensation discussion and analysis and accompanying tables. During 2010, we significantly reduced expenses to partially mitigate revenue declines, which contributed to our ability to exceed the 2010 Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") forecasts from both the "Base and Opportunity Cases" disclosed in connection with our Chapter 11 case and reduced our outstanding debt obligations by $579 million. We also believe that the 2010 long-term incentive plan equity grants also had the effect of linking executive compensation to the performance of our common stock, and participants participated along with other stockholders in the rise and fall of the company's share price during the year.

        This advisory stockholder vote, commonly known as "say-on-pay," gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution.

    "RESOLVED, that the stockholders approve the compensation of the company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement."

        Your consideration of this resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934. In view of the fact that this vote is advisory, it will not be binding on the company or the board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

        The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to adopt the resolution approving the company's executive compensation program. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

The board recommends a vote "FOR" proposal 2.

 PROPOSAL 3
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

        This advisory vote gives stockholders the opportunity to inform the company as to how often the company should include a proposal regarding executive compensation, similar to Proposal 2, in its annual proxy statement. Stockholders may vote for the proposal to be included in our proxy statement every one, two or three years or may abstain from voting.

        The board recommends that a say-on-pay stockholder advisory vote, similar to Proposal 2, be included in the company's proxy statement every year. The board believes that a say-on-pay vote every year by stockholders provides the highest level of accountability and direct communication by enabling the say-on-pay vote to correspond to the majority of the information presented in the accompanying proxy statement for the applicable meeting of stockholders.

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting when you vote in response to the resolution set forth below.

    "RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a stockholder vote to approve the compensation of the company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement."

        The advisory vote on frequency of a say-on-pay vote will be based on a plurality of votes cast at the annual meeting. This vote is required pursuant to Section 14A of the Securities Exchange Act of 1934 at least once every six years. In view of the fact that this vote is advisory, it will not be binding on the company or the board and the board may decide that it is in the best interests of stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by stockholders.

The board recommends that an advisory vote on executive compensation be held every year.

 PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

        The audit committee has appointed Ernst & Young LLP as the company's independent registered public accounting firm for 2011. The board is asking stockholders to ratify this appointment. Although Securities and Exchange Commission ("SEC") regulations require the Company's independent registered public accounting firm to be engaged, retained and supervised by the audit committee, the board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the audit committee and the board on a key corporate governance issue. In the event that our stockholders do not ratify the appointment, it will be considered as a direction to our audit committee to consider the selection of a different firm.

        The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

        Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The board recommends a vote "FOR" proposal 4.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. The company has adopted corporate governance guidelines and a code of conduct for directors, officers and employees, which, together with our certificate of incorporation, by-laws and board committee charters, form our framework for governance. All of these documents are publicly available on our website at www.supermedia.com or may be obtained free of charge upon written request to: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, Texas 75261, Attention: Investor Relations.

Director Independence

        As part of the company's corporate governance guidelines, the board has established a policy requiring a majority of the members of the board to be independent. Nine of our directors who are standing for re-election are independent (as defined by our corporate governance guidelines). For a director to be independent, the board must determine, among other things that the director does not have a relationship with the company that interferes with the exercise of independence or judgment in carrying out the duties of a director. The guidelines for determining director independence are set forth in our corporate governance guidelines, which conform to the independence requirements of the NASDAQ corporate governance standards. Applying these independence standards, the board has determined that Edward J. Bayone, Robert C. Blattberg, Charles B. Carden, Robin Domeniconi, Thomas D. Gardner, David E. Hawthorne, Thomas S. Rogers, John Slater and Douglas D. Wheat are independent directors. Peter J. McDonald is not "independent" because he is an employee of the company.

Director Nominations

        Qualifications.    In considering nominees for election as director, the nominating and corporate governance committee considers a number of factors, with an objective of having a board with diverse backgrounds and experience. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate's general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today's business environment, understanding of the company's business and technology, educational and professional background and personal accomplishments.

        Stockholder Recommendations.    The nominating and corporate governance committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the nominating and corporate governance committee. The company has never received a recommendation for a director candidate from our stockholders in a manner that purported to comply with the procedures set forth in our by-laws.

        Stockholders may recommend candidates at any time, but to be considered by the nominating and corporate governance committee for inclusion in the company's proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days in advance of the first anniversary of the date of the company's proxy statement mailed to stockholders for the preceding year's annual meeting of stockholders. A stockholder's notice must contain the following:

  •
  the name and address of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

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  a written statement by the director candidate agreeing to be named in the company's proxy materials and to serve as a member of the board (and any committee of the board to which the director candidate is assigned to serve by the board) if nominated and elected;

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  a written statement by the stockholder and director candidate agreeing to make available to the nominating and corporate governance committee all information reasonably requested in connection with the nominating and corporate governance committee's consideration of the director candidate; and

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  the director candidate's name, age, business and residential address, principal occupation or employment, number of shares of the company's common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the NASDAQ corporate governance standards.

        The stockholder's notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Communications with the Board

        Any stockholder and other interested party may communicate with the board, any board committee, the non-management directors or any other individual director. All written communications must identify the recipient and the author and be forwarded by certified mail to: SuperMedia Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary. The corporate secretary will act as agent for the directors in facilitating these communications.

Code of Conduct

        The company has adopted a code of conduct applicable to all of its directors, officers and employees, including the chief executive officer, chief financial officer and chief accounting officer. The purpose of the code of conduct is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability. The company will post information regarding any amendment to, or waiver from, its code of conduct on its website in the Investors section as required by applicable law.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

        Under the company's corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities, review all meeting materials distributed in advance of a meeting and be prepared to discuss the business to be presented and is strongly encouraged to attend and participate in all board meetings and meetings of board committees on which he or she serves. During 2010, the board held 16 meetings. Each director attended at least 75% of the total number of meetings of the board and committees on which he or she served during the period he or she was a director.

        The company's corporate governance guidelines and code of conduct both state that the directors are encouraged to attend each stockholder meeting. The company has not held an annual meeting since May 2008. All of our directors attended the May 2008 annual stockholders meeting.

Board Leadership Structure and Risk Oversight

        The chairman of the board provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. Pursuant to the company's by-laws, the board may, at its discretion, elect a chairman of the board from among the directors who are not members of management, or who are serving as members of management on an interim basis at the request of the board. The board adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board's monitoring and evaluation functions. During 2010, Mr. Rogers served as our interim chairman until Mr. Wheat's appointment as chairman on July 1, 2010.

        The board has established a policy that its non-management directors meet regularly in executive session, without members of management present. A non-management director presides over each executive session. In 2010, our chairman of the board or, in his absence, the vice chairman, had this responsibility.

        We believe that the foregoing structure, policies and practices, when combined with the company's other governance policies and procedures, provide the best opportunities for oversight, discussion and evaluation of decisions and direction from the board.

        The board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks the company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Therefore, the board reviews with management its process for managing enterprise risk. While the board maintains the ultimate oversight responsibility for risk management, it monitors risks arising from financial reporting and steps management is taking to monitor and control such exposures through the audit committee. The audit committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken.

        In addition, in October 2010, the compensation committee engaged Mercer (USA) Inc. ("Mercer") to conduct a risk assessment of the company's compensation policies and practices. This review included an analysis of the company's short- and long-term compensation programs across the company. Program elements assessed relating to compensation risks included, performance measures, funding, pay mix, performance period, goal setting and plan leverage and process and controls.

        Based on its review, Mercer concluded that the company does not utilize compensation policies or practices that create risk that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, Mercer noted that:

  •
  the company's short-term and long-term incentive plan opportunities are market based;

  •
  compensation of executive officers is based on a balanced mix of performance measures, including revenue, profitability and total stockholder return;

  •
  the board has direct oversight in approving short-term funding levels and long-term grants including the financial results which drive funding levels;

  •
  incentive plan designs provide caps on payouts, and have pay-for-performance relationships consistent with typical compensation practices; and

  •
  sales incentive programs offered by the company are governed by a cross-functional team, including sales management, human resources, finance and operations.

        The results of this review were shared with the compensation committee. While risk is inherent in any strategy for growth, based on the results of Mercer's review the compensation committee concluded that the company's compensation programs are not reasonably likely to have a material adverse effect on the company as a whole.

Board Committees

        The board has three standing committees: audit committee, compensation committee and nominating and corporate governance committee, each of which is described below. Each committee operates under a written charter adopted by the board. All of the charters are publicly available on our website at www.supermedia.com in the Investor Relations section. You may also obtain a copy of our charters upon written request to our investor relations department at our principal corporate headquarters.

        Based upon the recommendations of the nominating and corporate governance committee, the board appoints committee members annually. The table below sets forth the current composition of our board committees.

	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Edward J. Bayone	X
Robert C. Blattberg					X(Chair	)
Charles B. Carden	X(Chair	)
Robin Domeniconi					X
Thomas D. Gardner	X		X
David E. Hawthorne			X(Chair	)
Thomas S. Rogers			X		X

        Subject to their re-election at the annual meeting, the composition of the board committees for 2011 will remain the same.

Audit Committee

        The audit committee oversees our accounting and financial reporting processes and the audits of the company's financial statements. The functions and responsibilities of the audit committee include:

  •
  establishing, monitoring and assessing the company's policies and procedures with respect to business practices, including the adequacy of the company's internal controls over accounting and financial reporting;

  •
  reviewing the annual audited financial statements and quarterly financial statements with management and the company's independent registered public accounting firm;

  •
  reviewing with management, the independent registered public accounting firm and the internal auditors the scope and the planning of the annual audit;

  •
  engaging the company's independent registered public accounting firm and conducting an annual review of the independence of that firm;

  •
  pre-approving all audit and permitted non-audit services to be performed by the company's independent registered public accounting firm;

  •
  reviewing the findings and recommendations of the company's independent registered public accounting firm and management's response to the recommendations of that firm;

  •
  overseeing the internal audit function;

  •
  overseeing compliance with applicable legal and regulatory requirements;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters;

  •
  establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

  •
  preparing the Audit Committee Report to be included in our annual proxy statement; and

  •
  reviewing the adequacy of the audit committee charter on an annual basis.

        During 2010, the audit committee held 11 meetings. Our independent registered public accounting firm reports directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. The board has determined each member of the audit committee is "independent" as defined by the NASDAQ corporate governance standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has also determined that Mr. Carden meets the requirements of an "audit committee financial expert" as defined by the rules of the SEC.

Compensation Committee

        The compensation committee establishes, administers and reviews the company's policies, programs and procedures for compensating our executive officers and the board. The functions and responsibilities of the compensation committee include:

  •
  evaluating the performance of and determining the compensation for the company's executive officers, including its chief executive officer;

  •
  administering and making recommendations to the board with respect to the company's equity incentive plan;

  •
  reviewing and approving employment and other contracts relating to compensation with the company's executive officers;

  •
  reviewing director compensation policies, objectives and programs and approving, or recommending to the board for approval, the form and amount of director compensation;

  •
  preparing the Compensation Committee Report to be included in the annual reports or proxy statement;

  •
  overseeing preparation of the Compensation Discussion and Analysis to be included in the annual reports or proxy statement; and

  •
  reviewing the adequacy of the compensation committee charter on an annual basis.

        During 2010, the compensation committee held 18 meetings. The board has determined that each member of the compensation committee is "independent" as defined by the NASDAQ corporate governance standards. The compensation committee engaged Mercer to advise it in its work. See further discussion in the compensation discussion and analysis.

Nominating and Corporate Governance Committee

        The functions and responsibilities of the nominating and corporate governance committee include:

  •
  developing and recommending corporate governance guidelines applicable to the board and the company's employees;

  •
  developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates;

  •
  identifying individuals qualified to become directors;

  •
  recommending director nominees;

  •
  recommending committee composition and assignments; and

  •
  reviewing the adequacy of the nominating and corporate governance committee charter on an annual basis.

        During 2010, the nominating and corporate governance committee held 9 meetings. The board has determined that each member of the nominating and corporate governance committee is "independent" as defined by the NASDAQ corporate governance standards.

2010 Director Compensation

        Cash Compensation.    The table below summarizes the components of cash compensation payable to our non-management directors for board service. The company reimburses directors for all expenses incurred in attending board and committee meetings. The table below shows director fees for the first six months of 2010. During the last six months of 2010, the board implemented a temporary 5% reduction in its compensation in an effort to show its support and commitment to management's 2010 cost reduction efforts. The temporary 5% reduction in board compensation was reversed effective January 1, 2011.

Service	Fee Amount
Annual Cash Retainer for Board Service Fee	$70,000
Annual Chairman of the Board Fee(1)	70,000
Monthly Executive Chairman of the Board Fee(2)	20,000
Annual Vice Chairman of the Board Fee(1)	10,000
Annual Audit Committee Chairman Fee	20,000
Annual Compensation Committee Chairman Fee	10,000
Annual Nominating and Corporate Governance Committee Chairman Fee	10,000
Per Board Meeting Fee	1,500
Per Board Committee Meeting Fee	1,500

(1)
These amounts are in addition to the annual board retainer.

(2)
The Executive Chairman of the Board position was created on a temporary basis during 2010. Mr. Wheat served as Executive Chairman of the Board from October 2010 to December 2010.

        Annual Equity-Based Compensation.    Non-management directors, except Mr. Slater, receive an annual award of restricted stock equal to $70,000 divided by the closing price of our common stock on the grant date. Non-management directors who are first elected or appointed to the board other than at an annual meeting of stockholders receive a prorated award. In either case, the shares of restricted stock vest one year from the date of grant. However, the shares of restricted stock granted to directors in March 2010 vested on December 31, 2010.

        Emergence Compensation.    Non-management directors who joined the board on December 31, 2009, (except Mr. Slater) received a one-time award of restricted stock units valued at $50,000 to provide a significant equity stake in the company upon initiation of board service and to ensure that all new directors were aligned with the interest of the company's stockholders. These one-time awards vest in three equal annual installments beginning on the first anniversary of the grant date. If a director ceases to be a member of the board on or before the third anniversary date of the award, the restricted stock unit will vest on a prorated basis by dividing the number of days commencing on the most recent vesting date, and ending on the date of separation from service. The restricted stock units settle upon a director's departure from the board in good standing.

        Director Compensation Table.    The table below sets forth the compensation paid to our non-management directors for service during 2010.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Edward J. Bayone	$113,650	$120,000	$233,650
Robert C. Blattberg	121,625	120,000	241,625
Charles B. Carden	139,575	120,000	259,575
Robin Domeniconi	100,525	120,000	220,525
Thomas D. Gardner	140,050	120,000	260,050
David E. Hawthorne	134,750	120,000	254,750
Thomas S. Rogers	176,600	120,000	296,600
John Slater(3)	—	—	—
Douglas D. Wheat	165,775	85,000	250,775

(1)
Peter J. McDonald, our president and chief executive officer, and Scott W. Klein, our former chief executive officer, are not included in this table because they were employees of the company during 2010 and, therefore, did not receive compensation for their service as directors. See "Executive Compensation—Summary Compensation Table" for a discussion of the compensation earned by Mr. McDonald and Mr. Klein during 2010.

(2)
Represents the aggregate grant date fair value of restricted stock and restricted stock units granted to our non-management directors in 2010. Pursuant to SEC rules, the dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("ASC Topic 718"), and exclude the impact of estimated forfeitures related to service-based vesting conditions.

The aggregate grant date fair value of the 2010 annual restricted stock awards granted to our non-management directors was $69,987 ($35,000 for Mr. Wheat). The aggregate grant date fair value of the one-time 2010 restricted stock unit awards granted to our non-management directors was $50,013 ($50,000 for Mr. Wheat). As of December 31, 2010, each non-management director held 1,843 shares of common stock, and 1,317 restricted stock units, except for Mr. Wheat, who held 2,011 shares of common stock and 2,874 restricted stock units. Mr. Slater held no shares. See footnote 3 below.

(3)
At his request, Mr. Slater, who was nominated by our largest stockholder to serve on our board, has waived all director compensation. See "Review And Approval Of Transactions With Related Persons—Certain Relationships and Related Transactions" for a description of Mr. Slater's employment relationship with Paulson & Co.

        The following table sets forth the number of shares held by each of the non-management directors that are standing for re-election at the 2011 annual meeting of stockholders as of March 14, 2011.

Name of Director	Number of Shares Held(1)
Edward J. Bayone	10,218
Robert C. Blattberg	10,218
Charles B. Carden	10,218
Robin Domeniconi	10,218
Thomas D. Gardner	10,218
David E. Hawthorne	10,218
Thomas S. Rogers	10,218
John Slater(2)	—
Douglas D. Wheat	9,947

(1)
Number of shares reported includes restricted stock awards from 2010 and 2011 and one-third of the restricted stock unit awards from 2010, which partially vested on March 12, 2011 for all directors except for Mr. Wheat. Mr. Wheat's restricted stock unit award vests ratably at a later date.

(2)
At his request, Mr. Slater, who was nominated by our largest stockholder to serve on our board, has waived all director compensation. See "Review And Approval Of Transactions With Related Persons—Certain Relationships and Related Transactions" for a description of Mr. Slater's employment relationship with Paulson & Co.

Stock Ownership Guidelines

        We do not currently have stock ownership guidelines for our non-management directors. The compensation committee periodically evaluates whether stock ownership guidelines should be adopted.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        Decisions with respect to compensation for our executive officers, including our president and chief executive officer, are made by the compensation committee of our board of directors (the "committee"). Below we describe the actions and philosophies of the committee during 2010.

        The following discussion and analysis are focused primarily on the compensation for our executive officers during 2010, with additional detail provided for our named executive officers. Our "named executive officers" are:

  •
  the two individuals who served as chief executive officer during 2010;

  •
  our chief financial officer;

  •
  the three other most highly compensated executive officers in 2010 who were serving as executive officers at the end of 2010; and

  •
  a former executive officer who would have been among the other most highly compensated executive officers in 2010, but was not serving as an executive officer at the end of 2010.

        The compensation of our named executive officers is presented in the tables and related information and discussed under "Executive Compensation" following this section.

Executive Summary

        Following emergence from Chapter 11 reorganization, the committee undertook a detailed review of our executive compensation programs. The overall objective of this effort was to align the interests of our leadership with our new stockholders and help support our dedicated efforts to significantly reduce operating costs in an effort to help mitigate declines in revenue. We also hired a new chief executive officer in 2010 with a market-based total compensation package. In addition, we

  •
  maintained salaries at 2009 and 2008 levels with the exception of select key individuals whom we determined were being compensated at below market rates;

  •
  eliminated the historical 75th percentile market positioning for short and long-term incentives;

  •
  reduced short-term incentive targets;

  •
  discontinued tax gross-up benefits from the company's existing executive severance plan for new hires; and

  •
  reinstated long-term equity based incentive awards at significantly reduced grant date values.

Due to these and other efforts, we significantly reduced expenses sufficiently to partially mitigate revenue declines, which contributed to our ability to exceed the 2010 EBITDA forecasts from both the "Base and Opportunity Cases" disclosed in connection with our Chapter 11 case and reduced our outstanding debt obligations by $579 million. Our long-term incentive grants also had the effect of linking executive compensation to the performance of our common stock, and participants participated along with other stockholders in the rise and fall of the company's share price during the year.

Impact of Reorganization on 2010 Compensation Decisions

        Upon the completion of our reorganization, all outstanding common stock of Idearc Inc. was cancelled effective as of December 31, 2009. In addition, all of our then-existing long term incentive plans were terminated and all outstanding equity incentive awards were cancelled. No monetary compensation was received by our named executive officers in connection with the cancellation of their common stock and equity incentive awards. In developing our executive compensation program for

2010, the committee sought to implement a program that would provide an appropriate incentive to our executive officers to maintain focus on transforming the business, achieving certain corporate strategic objectives and continuing to reduce operating costs.

        More detailed information about our 2010 executive compensation program is provided below under the heading "Elements of Our 2010 Executive Compensation Program."

Compensation Philosophy and Objectives

        In making compensation decisions for our executive officers, the committee was guided by a pay-for-performance philosophy. The committee believed a significant portion of each executive's total compensation opportunity should be tied to and vary with achievement of the company's financial, operational and strategic goals.

        In designing the compensation program for executive officers, the committee sought to achieve the following key objectives:

  •
  Attract and Retain Talented Executives.  The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that the company is able to attract and retain executives while maintaining an appropriate cost structure for the company.

  •
  Motivate Executives.  The compensation program should encourage our executive officers to achieve the company's financial, operational and strategic goals.

  •
  Alignment with Stockholders.  The compensation program should align executives' interests with those of our stockholders, promoting actions that will have a long-term positive impact on total stockholder return.

  •
  Compensation Should Be Transparent.  The elements of our compensation program should be easily understood by both our executive officers and our stockholders.

Elements of Our 2010 Executive Compensation Program

        Our 2010 compensation program for executive officers included the compensation elements summarized in the table below.

Compensation Program Elements	Employees Covered	Description	Key Objectives Promoted
Annual Cash Compensation
Base Salary	All salaried employees	Fixed annual cash compensation paid every two weeks.	Designed to enable the company to attract and retain talented employees.
Short-Term Incentive Programs	Approximately 2,260 employees	Variable cash compensation based on performance achieved against pre-established goals for specified periods.	Designed to motivate and reward achievement of financial, operational and strategic business goals.

Compensation Program Elements	Employees Covered	Description	Key Objectives Promoted
Emergence Bonus	28	Half was paid in February 2010 with the remainder paid in February 2011.	Reward extraordinary efforts to complete the Chapter 11 reorganization and retention during first year following emergence from Chapter 11.
Long-Term Equity-Based Compensation
One-time Restricted Stock Awards	Approximately 128 employees	Shares of stock that vest as a result of continued employment with the company.	Designed to retain key management and align their interests with those of the company's stockholders.
Stock Options	New Chief Executive Officer	Stock options that provide participation in the appreciation in the value of the company's stock.	Share price appreciation.
Retirement Benefits
Savings Plan	Available to approximately 4,749 eligible employees, with 4,165 participating	A 401(k) retirement savings plan that enables employees to contribute a portion of their compensation with a company matching contribution of up to 6%. For eligible participants, an additional matching contribution of up to 3% may be awarded based on company performance.	Designed to be market competitive, given that most companies of our size provide a 401(k) plan with a matching contribution component.
Management and Excess Pension Plans	Approximately 2,135 eligible employees hired before 2006

Retirement benefits provided by Verizon prior to the spin-off. The plans were frozen by Verizon in mid-2006. At the time of the spin-off, Verizon transferred plan assets and liabilities for eligible employees transferred to the company.

A legacy obligation transferred to the company in connection with our spin-off in 2006.

Compensation Program Elements	Employees Covered	Description	Key Objectives Promoted
Severance and Change in Control Benefits
Severance Benefits absent a Change in Control	All executive officers	Severance benefits equal to a multiple of salary and short-term incentive in the event of a termination by the company without cause.	Designed to enable the company to attract and retain talented executives and to protect the company's interests through restrictive post-employment covenants, including noncompetition and nonsolicitation.
Severance Benefits in connection with a Change in Control	All executive officers	Severance benefits equal to a multiple of salary and short-term incentive in the event of a termination by the company without cause or by the executive for good reason following a change in control.	Designed to ensure that management is able to evaluate any potential change in control transaction objectively and provide for continuity of management in the event of a change in control.
Other Benefits and Perquisites
Health and Welfare Benefits	Available to approximately 4,667 eligible employees	Health, dental, vision, term life and disability insurance.	Customary benefits that enable the company to attract and retain employees as most companies of our size provide similar benefits.
Perquisites	All executive officers	Includes flexible allowances, financial planning and annual physical exams.	Customary benefits that enable the company to attract and retain employees.

Committee's Role in Establishing Compensation

        The committee approves, or recommends to the board for approval, all compensation decisions for our executive officers. The committee believes that one of its key functions is to help ensure that our executives are appropriately compensated based upon their performance and contribution to the company's future growth and profitability and that its compensation decisions support the company's compensation philosophy and objectives, as well as stockholder interests. The committee chair sets the agenda for all committee meetings, with input from management and the committee's advisor.

 Advisor to the Committee

        The committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., as its executive compensation advisor. In 2010, Mercer provided the committee with third-party data and advice with respect to its compensation decisions for all of our executive officers, including our current president and chief executive officer. While Mercer works closely with the appropriate members of the company's management team, Mercer reports directly to the committee and only provides services relating to executive compensation matters that are requested and authorized by the committee. The aggregate fees paid for executive compensation consulting services provided to the committee in 2010 were $488,151.

        In 2010, the company also retained Mercer to provide services unrelated to executive compensation, including compensation benchmarking surveys, licensing compensation management software and co-sourcing arrangements. The aggregate fees paid for those services, surveys and software in 2010 were $100,863. The committee did not review or approve the other services provided by Mercer, as those services were approved by management in the normal course of business. We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for the committee is separate from, and is not determined by reference to, Mercer's or Marsh & McLennan's other lines of business and their other work for us. The committee considers these separate reporting relationships and compensation structures, and the other policies and procedures implemented by Mercer, to be adequate to ensure that Mercer's advice to the committee is objective and not influenced by the other relationships that the company has with Mercer and its Marsh & McLennan affiliates.

Management's Role in Establishing Compensation

        The company's human resources department administers our executive compensation program. At the request of the committee or management, the executive vice president of human resources is responsible for making proposals to the committee for changes to our executive compensation program. The committee may also request its advisor to review and provide suggestions for changes to the compensation program. Our executive vice president of human resources is the primary management contact for the committee chair.

        In 2010, our chief executive officer, our executive vice president of human resources and our general counsel attended most regularly-scheduled committee meetings to discuss executive compensation matters under consideration by the committee and to answer questions regarding those matters. The committee also regularly met in executive session without management present.

        Our chief executive officer recommends to the committee changes in compensation for other executive officers based on an assessment of each individual's responsibilities and contribution to the company's results and potential for future contributions to the company's success. Neither the chief executive officer nor other executives are directly involved in recommendations of changes in the chief executive officer's compensation. The committee evaluates market data provided by Mercer and other relevant information when considering the establishment of or changes to the compensation of our chief executive officer and other executive officers.

Review of Compensation Program

        In determining our executive compensation program for 2010, the committee considered the five main factors described below. The committee's actions were influenced by the fact that the company completed its reorganization on December 31, 2009, and took into account a review by Mercer of our compensation program relative to market practices prevailing among companies recently completing reorganizations.

  •
  Market Competitiveness.  The committee reviewed market data provided by its advisor for each of the executive officers. The committee completes a market study at the beginning of each year to evaluate whether market trends require changes to the current compensation program and pay levels of the executives.

  •
  Internal Equity.  The committee considered the level of total compensation opportunity for the executive officers in relation to one another to ensure that each executive's contribution to company performance was appropriately reflected. The committee considered compensation in relation to other executive officers due to their similar scope of responsibility and contribution to the company's performance. The committee also considered the relationship between the compensation of our chief executive officer and the company's other executive officers.

  •
  Individual Performance.  The committee considered each individual executive's experience and the potential for the executive to expand his or her responsibilities and contributions to the company.

  •
  Impact of Reorganization.  The committee considered the impact that our reorganization had on compensation elements, such as elimination of previously granted equity incentive awards.

  •
  Cost Cutting Efforts.  The committee considered the company's efforts to significantly reduce operating costs in 2010.

Employment Agreements

  President and Chief Executive Officer

        In October 2010, the company entered into an interim employment agreement with Peter J. McDonald in connection with his appointment as interim chief executive officer of the company. The term of the agreement was for an indefinite period of time to be determined at the sole discretion of our board of directors. The agreement provided for a base salary of $75,000 per month and a bonus of up to $100,000 to be awarded at the sole discretion of the compensation committee at the end of the interim period.

        In December 2010, the company entered into a new employment agreement with Mr. McDonald in connection with his appointment as our permanent president and chief executive officer of the company. The agreement expires on December 13, 2013, unless extended. The agreement provides for an annual base salary of $900,000 and Mr. McDonald will be eligible to earn a target annual short-term incentive award of 100% of his base salary beginning in 2011. In addition, Mr. McDonald also received (i) a one-time cash payment of $750,000 as a signing bonus and relocation payment; (ii) stock options to purchase 150,000 shares of the company's common stock; and (iii) a restricted stock award for 150,000 shares of the company's common stock. For a description of the material terms of Mr. McDonald's employment agreement, see "Executive Compensation—President and CEO Employment Agreement" and "Executive Compensation—Potential Payments Upon Termination or Change in Control—President and CEO Employment Agreement."

  Former Chief Executive Officer

        In May 2008, the company entered into an employment agreement with Scott W. Klein in connection with his appointment as chief executive officer of the company. This employment agreement was terminated on October 4, 2010. The agreement provided for a minimum annual base salary, minimum short- and long-term incentive compensation opportunities under plans approved by the committee, as well as severance and other benefits. For a description of the material terms of Mr. Klein's employment agreement, see "Executive Compensation—Former CEO Employment Agreement."

  Other Executive Officers

        The company does not have employment agreements with its other executive officers. This decision was based on the committee's review of survey data for similarly positioned executives and the fact that the other executive officers are eligible to receive severance benefits and are subject to certain restrictive covenants under the company's executive transition plan. This plan was approved by the committee in April 2007 and amended and restated in May and November 2010, and was designed primarily to encourage executives to remain employed by the company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. The company also eliminated gross-up payments associated with excise taxes on severance benefits following a change in control for new participants. For additional information about this plan, see "Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Transition Plan."

Benchmarking and Comparator Group

        In July and October 2010, the committee reviewed the comparator group of companies and other market data to be used to provide market references in establishing the total compensation opportunity for our executive officers. In connection with this review, the committee's advisor identified all public companies in the same Global Industry Classification System code as the company with annual revenue similar to that of the company. The committee compared this list against the comparator group used in the prior year and made minor changes in order to maintain a list of comparator companies that are similar to our restructured company. The comparator group used to provide market references in establishing the total compensation opportunity for our executive officers in 2010 included the following companies:

• A. H. Belo Corporation	• Lee Enterprises, Inc.
• AOL Inc.	• The McClatchy Company
• Dex One Corporation	• Media General, Inc.
• The E.W. Scripps Company	• The New York Times Company
• Gannett Co., Inc.	• Valassis Communications, Inc.
• GSI Commerce Inc.	• Valueclick Inc.
• Harte Hanks Inc.	• The Washington Post Company
• IAC/InterActiveCorp

2010 Compensation Program

        Throughout 2010, the committee reviewed compensation data from the comparator group, supplemented by data from the most relevant executive compensation surveys available, in order to evaluate proposed annual base salaries and incentive award opportunities for 2010. The committee's primary objective was to offer appropriate compensation packages to the company's employees given the company's need to reduce costs to mitigate a decline in revenues and reintroduce equity based long-term incentive opportunities that were aligned with performance.

        Based on these objectives, the committee decided to keep base salaries at the same level and reduce annual incentive targets, as a percent of base salary for all of the company's executive positions except for the chief executive officer. As noted below, a very limited number of individuals across the company, including three named executive officers, received salary increases in 2010.

        While the committee used market competitiveness as a guideline, it also considered individual performance, changes in responsibilities from the prior year, experience, potential for future contributions, internal pay equity and the current economic conditions impacting our business and industry. In addition, the committee exercised its judgment regarding the appropriate compensation levels necessary to retain individuals qualified and motivated to lead the company through the current market and industry conditions.

        Base Salary

        Base salaries provide our executive officers with a predictable level of income. The committee typically reviews base salaries of our executive officers on an annual basis. During the committee's review of base salaries for executive officers for 2010, the committee primarily considered market data provided by the committee's advisor, individual responsibilities, performance and experience of the executive officer, recommendations made by our chief executive officer and internal pay equity among all of our executive officers.

        In February 2010, the committee reviewed market data indicating whether the then-current base salaries of our executive officers were generally consistent with the median base salaries of executive officers in similar positions at the companies comprising the comparator group. According to the market data, the base salary of our chief financial officer, our executive vice president—operations and our general counsel were below the market median. Based upon this market data and consideration of the other factors described above, the committee determined not to increase the base salaries of our named executive officers, except for our chief financial officer, executive vice president—operations and general counsel.

        To bring the salaries of our chief financial officer, executive vice president—operations and general counsel closer to the market median, the committee approved increases in their base salaries, effective as of February 10, 2010, representing 5.9%, 3.9% and 14.9%, respectively, of their base salaries at the end of 2009. These increases in base salary resulted in the officers having base salaries that approximated the market median.

        The following table sets forth the base salaries for our named executive officers for 2009 and 2010.

Name	2009 Base Salary	2010 Base Salary	Percentage Increase
Peter J. McDonald(1)	$—	$900,000	n/a
President and Chief Executive Officer
Samuel D. Jones	425,000	450,000	5.9%
Executive Vice President, Chief Financial Officer and Treasurer
Frank P. Gatto	385,000	400,000	3.9%
Executive Vice President—Operations
Georgia R. Scaife	325,000	325,000	n/a
Executive Vice President—Human Resources and Employee Administration
Cody Wilbanks	370,000	425,000	14.9%
Executive Vice President, General Counsel and Secretary
Scott W. Klein(2)	1,000,000	1,000,000	n/a
Former Chief Executive Officer
Michael D. Pawlowski(3)	375,000	375,000	n/a
Former Executive Vice President—Sales

(1)
Mr. McDonald was appointed interim chief executive officer on October 5, 2010 and president and chief executive officer on December 9, 2010.

(2)
Mr. Klein served as chief executive officer of the company until October 4, 2010.

(3)
Mr. Pawlowski served as an executive officer until November 30, 2010.

        Incentive Compensation

        In March 2010, the committee approved target opportunities for each named executive officer under the short-term incentive compensation plan. The target awards were set at a percentage of the individual executive officer's base salary and were lower than historical short-term incentive targets. Award opportunities were subject to the company achieving levels of performance for the following metrics:

  •
  Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).  The committee selected this metric because it provides a measure of the company's performance and ability to service debt and reinvest in growth initiatives. The committee also believed EBITDA to be a strong indicator of the company's cash flow, which the committee determined to be an important metric given the company's level of indebtedness. EBITDA is a non-GAAP measure. The committee calculated EBITDA by adding GAAP depreciation and amortization to GAAP operating income. The committee also added the costs related to restructuring, certain one-time compensation and benefit costs and fresh start accounting items. The committee retained discretion to adjust EBITDA for unusual or one-time items.

  •
  Multi-product Ad Sales.  The committee selected this metric because it is useful for comparing advertising sales for current advertising periods to corresponding sales for previous periods. The committee retained discretion to adjust multi-product ad sales for unusual or one-time items.

        The committee also set minimum, target and maximum levels of performance for each metric. The company's performance against each of these metrics was weighted to provide an overall, percentage-based measure of performance. The committee decided that the performance metrics should be weighted 70% for EBITDA and 30% for multi-product ads sales to balance the company's focus on revenue growth and cash flows to service debt and other initiatives. If the measure of performance was below 90% achievement for EBITDA and 92% achievement for multi-product ad sales, no payments would be made. At 90% to 100% achievement of EBITDA and 92% to 100%, achievement for multi-product ad sales, awards were payable on a scale from 25% to 100% of an executive officer's target opportunity. At 100% to 120% achievement for EBITDA and 100% to 110% achievement for multi-product ad sales, awards were payable on a scale from 100% to 200% of the target opportunity. The maximum award payable was equal to 200% of an executive officer's target opportunity. In accordance with the terms of the short-term incentive plan, an executive officer's actual payout may be increased or decreased based on individual performance. The performance evaluation includes objective measures established for each executive officer.

        The following table sets forth the threshold, target and maximum levels of performance, the weights of each performance metric and performance attained for each of these metrics in 2010.

		Performance Goals ($ in millions)			% Target Award Attained
Performance Metrics	Weight	Threshold	Target	Maximum	Actual
EBITDA	70%	$508	$564	$677	145%
Multi-product Ad Sales	30%	$1.750	$1.888	$2.092	81%

        As a result, the total award payout for executive officers was equal to approximately 127% of the target award, which amount was subject to adjustment for individual performance. The awards were paid in February 2011. The amounts paid to the named executive officers under the annual incentive plan are included in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation."

        As previously described, the committee approved 2010 target opportunities for each named executive officer that were below 2009 short-term incentive targets, except for the chief executive officer. The following table sets forth the 2010 and 2009 short-term incentive target opportunities and the actual 2010 short-term incentive award payouts based on performance achieved under the 2010 short-term annual incentive plan, as a percentage of base salary, for each of our named executive officers that had an opportunity to earn a short-term incentive award in 2010.

Name	2009 Target Annual Incentive Opportunity (% of base salary)	2010 Target Annual Incentive Opportunity (% of base salary)	Actual 2010 Award Payout (% of base salary)
Samuel D. Jones	80%	75%	95%
Frank P. Gatto	80%	70%	89%
Georgia R. Scaife	80%	60%	76%
Cody Wilbanks	80%	70%	89%
Scott W. Klein(1)	100%	100%	96%
Michael D. Pawlowski(2)	80%	70%	n/a

(1)
Mr. Klein served as chief executive officer of the company through October 4, 2010.

(2)
Mr. Pawlowski served as an executive officer of the company through November 30, 2010.

        Special One-Time Restricted Stock Awards

        In March 2010, the committee approved one-time grants of restricted stock to the company's executive officers in connection with the company's reorganization, including each of the named executive officers, except Mr. McDonald. In setting the amount of these awards, the committee reviewed market data for other public companies that had recently completed a reorganization.

        These awards were intended to create an immediate and significant equity interest in the company, thereby aligning the interest of our executives with those of our stockholders. The committee selected restricted stock as a compensation element in order to create an incentive for participants to maintain or increase the grant date value of $37.97 per share. In addition, these awards were granted for the purpose of creating a significant incentive to continue to be employed by the company for at least the first three years following the company's reorganization. The committee considered this time period to be critical to the company's future success as it continues to work to reduce its debt service obligations, creating a heightened importance of continuity of senior management with significant knowledge of the company's business and operations. One-third of these awards vest on the first, second and third anniversaries of the grant date.

        Dividends are payable on the unvested shares of restricted stock, however the company eliminated the payment of dividends in 2008 and it is unlikely that the company will pay them in the near future due to the terms of its existing financing agreements.

        The following table sets forth the number of shares of restricted stock granted to the named executive officers who received the one-time award and the aggregate grant date fair value of the awards. The aggregate grant date fair values of the awards are based upon the company's closing stock price on March 12, 2010, which was the grant date. Award recipients participated along with the other stockholders in the rise and fall of the company's share price during the year, as reflected in the last column of the table below, which is based upon the company's share price on December 31, 2010.

Name	Number of Shares of Restricted Stock	Grant Date Value	2010 Year-End Value(1)
Samuel D. Jones	35,550	$1,350,189	$309,641
Frank P. Gatto	29,493	1,120,144	256,884
Georgia R. Scaife	21,396	812,620	186,359
Cody Wilbanks	33,575	1,275,179	292,438
Scott Klein	157,999	6,000,802	571,163	(2)
Michael Pawlowski	27,650	1,050,147	240,832

(1)
The 2010 year-end value of the awards are based upon the company's closing stock price on December 31, 2010.

(2)
Mr. Klein's reported value represents the fair market value of 78,999 shares of restricted stock that vested on October 27, 2010 and the remaining 79,000 shares of restricted stock were forfeited pursuant to his employment agreement and separation agreement.

        In 2010 the one-time restricted stock awards were granted when the committee finalized the aggregate long term incentive award pool. Going forward, the committee has established a policy of making annual long term incentive grants two business days after the company's earnings for the prior year are announced.

        For additional information regarding this one-time award, see "Executive Compensation — 2010 Grants of Plan-Based Awards" and "Executive Compensation — Outstanding Equity Awards at Fiscal Year-End."

        Special One-Time Cash Performance Award—Emergence Bonus

        In February 2010, the committee approved special one-time cash performance awards for certain employees, including certain executive officers, in recognition of their extraordinary individual efforts in connection with our reorganization. In determining the amount of these special one-time performance awards, Mercer worked with our former chief executive officer and executive vice president—human resources and employee administration to develop market comparisons and a preliminary design for the special one-time performance award. In addition, our former chief executive officer provided the committee with an evaluation of each executive officer's contribution to the success of our reorganization and made a recommendation as to the amount of the special performance award to be given to each of the executive officers.

        Mercer then worked directly with the committee and the other non-management directors to finalize the design and develop the award granted to our former chief executive officer and other executive officers and key personnel. Mercer's analysis evaluated the special one-time performance awards paid in connection with restructurings by other companies, including a detailed analysis of the executive compensation program of Dex One Corporation (formerly known as R.H. Donnelley Corporation), which is one of our direct competitors and also undertook a restructuring during 2009. The analysis considered the total cost of the programs and the award sizes prevailing for senior executives and particularly focused on the median and average of the sample and factored in the relative size of the restructurings.

        The following table sets forth the special one-time cash performance awards for our named executive officers.

Name	Special One-Time Cash Performance Award
Samuel D. Jones	$450,000
Frank P. Gatto	320,000
Georgia R. Scaife	260,000
Cody Wilbanks	425,000
Scott W. Klein	2,000,000
Michael D. Pawlowski	300,000

        The awards noted above were paid out in two equal annual installments. Fifty percent (50%) of the bonus vested and was paid in February 2010 and the remaining fifty percent (50%) of the bonus vested and was payable in February 2011, subject to forfeiture if the recipient voluntarily terminated his or her employment with the company prior to the first anniversary of the date of the award. However, if the award recipient's employment was terminated for any of the following reasons prior to the first anniversary of the date of the award, the remaining 50% of the bonus amount immediately vested and became due and payable on the first anniversary of the date of the award: (i) termination by the company without cause; (ii) termination by the employee for good reason in connection with a change in control (such as a material adverse change in status or position, reduction in salary or target incentive award opportunities, relocation more than 50 miles from current location, or the successor fails or refuses to assume the obligations under the agreement); or (iii) disability or death.

        Other Benefits and Perquisites

        Our executive officers are eligible to participate in various benefit plans available generally to our employees. Under these plans, all employees are entitled to health, dental, vision, term life insurance and disability coverage. All employees, including our executive officers, are also entitled to vacation, sick leave and other paid holidays. Former employees of Verizon's directories business and employees with at least 13 1/2 years of service as of June 30, 2006 are also entitled to post-retirement medical benefits. We assumed this obligation to provide post-retirement medical benefits from Verizon in connection with the spin-off in 2006. The committee believes that the company's commitment to provide these benefits demonstrates the company's recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the company and our stockholders.

        The executive officers also receive the following benefits and perquisites:

  •
  physical examinations;

  •
  financial planning resources, services and assistance; and

  •
  flexible allowances.

        The company also reimburses a portion of the premiums associated with whole life insurance policies for those executive officers who received this benefit as Verizon employees prior to the spin-off in 2006. In addition, the company provides these executive officers with payments for taxes owed by the executives as a result of the premiums reimbursed by the company. This benefit was provided by Verizon prior to the spin-off in 2006. For 2010, the committee decided to continue to provide this perquisite only to those executive officers who received this benefit from Verizon prior to the spin-off. In 2010, only Mr. Gatto received this benefit.

        The committee approved the flexible allowance for executives in lieu of other perquisites historically provided by our former parent company, such as car allowances and club dues.

        These additional benefits and perquisites are generally consistent with the benefits and perquisites provided to executive officers by Verizon prior to the spin-off. For additional information regarding perquisites provided by the company, see the "Executive Compensation—Summary Compensation Table—All Other Compensation."

        Savings Plan

        Our executive officers and other employees are eligible to participate in the SuperMedia Savings Plan. Participants can elect to contribute to this plan on a pre-tax or post-tax basis and receive a company matching contribution of up to 6% of eligible compensation, which includes base salary and annual short-term incentive, subject to applicable Internal Revenue Service limitations. Management employees are eligible for an additional company matching contribution under the plan of up to 3% of eligible compensation if performance criteria, established by the committee, are met. For 2010, a performance-based matching contribution of 2.5% was made based on the company's weighted attainment of 106% of the performance measures established with respect to the annual short-term incentive plan award for 2010.

        Pension Plans

        In connection with the spin-off, Verizon transferred to the company certain pension assets and liabilities related to our employees, including some of our executive officers. The benefit obligations are now provided under company pension plans. These plans do not accept new participants or provide existing participants with additional years of service credit other than for determining retirement eligibility. For a description of these plans and the benefits payable to the named executive officers, see "Executive Compensation—2010 Pension Benefits."

Potential Benefits and Payments upon Severance and Change in Control

        We provide our executive officers with severance benefits in the event of a termination of employment without cause or in connection with a change in control of the company. These benefits are provided to our president and chief executive officer and were provided to our former chief executive officer pursuant to their respective employment agreements. For our other executive officers, these benefits are provided pursuant to the company's executive transition plan. The severance benefits are intended to assist the company in attracting and retaining talented executives. In addition, the change in control severance benefits are intended to (a) ensure that our executives are able, as a practical matter, to evaluate any potential change in control transaction objectively, (b) encourage executives to remain employed by the company in the event a change in control becomes a real possibility and (c) protect the company's interests through restrictive post-employment covenants, including noncompetition and nonsolicitation. For additional information, see "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Stock Ownership Guidelines

        We currently have stock ownership guidelines for only Mr. McDonald, our President and Chief Executive Officer. Pursuant to his employment agreement, Mr. McDonald is required to maintain ownership of at least 50% of the vested restricted stock (net of any shares withheld to pay taxes) and exercised stock options awarded to Mr. McDonald under his employment agreement during the term of his employment with the company and for six months thereafter. These stock ownership guidelines terminate in the event of Mr. McDonald's death or disability.

 Impact of Regulatory Compliance

        Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the company may deduct for federal income tax purposes in any one year with respect to the chief executive officer and the next four most highly compensated officers (excluding the principal financial officer) who were serving as executive officers as of the last day of the applicable year. Performance-based compensation that meets certain requirements is, however, excluded from this limitation.

        In reviewing our executive compensation program, the committee considers the anticipated tax treatment to the company and our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive's vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the committee's control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

        The committee will also consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives and otherwise reasonably practicable. The committee may establish annual performance criteria in an effort to ensure deductibility of the cash and equity awards made under the long-term incentive plan. Base salary does not qualify as performance-based compensation under Section 162(m). The company currently expects that all compensation paid to the named executive officers in 2010, will be deductible by the company.

        Taxation of Nonqualified Deferred Compensation

        To the extent the committee permits executives to defer compensation or commits to deliver compensation at a later date than when earned and vested, the committee will make efforts to ensure that the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy the Section 409A requirements could subject the executive officers receiving nonqualified deferred compensation to a 20% excise tax.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        The compensation committee is currently comprised of three directors: David E. Hawthorne (Chair), Thomas D. Gardner and Thomas S. Rogers. The members of the compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the members of the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

                      David E. Hawthorne, Chair
                      Thomas D. Gardner
                      Thomas S. Rogers

 EXECUTIVE COMPENSATION

        The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption "Compensation Discussion and Analysis" above.

Summary Compensation Table

        The following table sets forth information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value(4)	All Other Compensation(5)	Total
Peter J. McDonald	2010	$204,231		$850,000	$1,087,500		$628,500	$—	$—	$3,115	$2,773,346
President and Chief Executive Officer(6)
Samuel D. Jones	2010	447,500		225,000	1,350,189		—	428,996	138,475	49,390	2,639,550
Executive Vice President,	2009	382,500		225,000	—		—	291,160	138,816	47,062	1,084,538
Chief Financial Officer and Treasurer	2008	334,007		—	980,342		—	92,170	40,503	42,588	1,489,610
Frank P. Gatto	2010	398,500		160,000	1,120,144		—	355,908	79,639	103,099	2,217,290
Executive Vice President—Operations	2009	385,000		160,000	—		—	213,460	105,283	95,565	959,308
	2008	437,115		—	698,192		—	109,186	13,711	85,147	1,343,351
Georgia R. Scaife	2010	325,000		130,000	812,620		—	247,865	15,281	51,755	1,582,521
Executive Vice President—Human	2009	325,000		130,000	—		—	193,300	70,142	46,863	765,305
Resources and Employee	2008	304,808		—	486,273		—	80,871	—	39,616	911,568
Administration
Cody Wilbanks	2010	419,500		212,500	1,275,179		—	378,152	62,071	39,343	2,386,745
Executive Vice President, General	2009	352,134		212,500	—		—	208,420	63,275	44,675	881,004
Counsel and Secretary	2008	293,323		—	723,342		—	84,193	—	32,914	1,133,772
Scott W. Klein	2010	809,615	(8)	1,000,000	6,000,802	(9)	—	964,643	—	4,341,176	13,116,236
Former Chief Executive Officer(7)	2009	1,000,000		1,000,000	—		229,412	712,600	—	79,314	3,021,326
	2008	580,769		681,846	1,971,312		687,500	218,154	—	1,841,120	5,980,701
Michael D. Pawlowski	2010	385,096	(11)	150,000	1,050,147	(12)	—	—	117,096	2,154,515	3,856,854
Former Executive Vice President—Sales(10)	2009	375,000		150,000	—		—	210,100	115,832	47,486	898,418
	2008	375,000		—	280,091		—	106,350	—	42,844	804,285

(1)
Except for Mr. McDonald, the 2009 and 2010 bonus amounts reported above for all named executive officers represents a one-time cash bonus earned for extraordinary efforts in connection with the company's reorganization. This bonus was paid in two equal annual installments, one in February 2010, and the remainder in February 2011. The 2010 reported amount for Mr. McDonald represents a one-time cash bonus of $100,000 under his interim employment agreement and a cash payment of $750,000 paid to him as a signing and relocation payment, pursuant to his employment agreement.

(2)
Represents the aggregate grant date fair value of the restricted stock and stock option awards granted to our named executive officers in 2010 and prior years. The dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"), as required by SEC regulations, and exclude the impact of estimated forfeitures related to service-based vesting conditions. See note 12 to the consolidated financial statements in the company's annual report on Form 10-K for the year ended December 31, 2010, for a description of the assumptions used in determining the accounting expense associated with these awards.

(3)
Represents cash awards made under the company's short-term incentive plan, as described in "Compensation Discussion and Analysis—Incentive Compensation."

(4)
Represents the year-to-year increase in pension value for each of the named executive officers that participate in the company's pension plans. During 2010, Mr. Pawlowski received a distribution equal to his full accumulated benefit under the company's pension plan. Mr. McDonald does not and Mr. Klein did not participate in the company's pension plans. See "2010 Pension Benefits" for additional information.

(5)
Includes compensation as described under "All Other Compensation" below.

(6)
Mr. McDonald was appointed interim chief executive officer on October 5, 2010 and president and chief executive officer on December 9, 2010.

(7)
Mr. Klein served as chief executive officer of the company through October 4, 2010.

(8)
Includes $36,539 paid to Mr. Klein in lieu of vacation accrued in 2010.

(9)
Upon Mr. Klein's separation from the company, he held 79,000 shares of restricted stock that vested pursuant to his award agreement under the company's 2009 long-term incentive plan. Mr. Klein held an additional 78,999 shares of restricted stock that were forfeited upon his separation from the company.

(10)
Mr. Pawlowski served as an executive officer through November 30, 2010.

(11)
Includes $36,058 paid to Mr. Pawlowski in lieu of vacation accrued in 2010.

(12)
Upon Mr. Pawlowski's separation from the company, he held 27,650 shares of restricted stock that were forfeited as a result of the separation.

        All Other Compensation

        The table below sets forth the components of compensation for 2010 included in the "All Other Compensation" column in the Summary Compensation Table above.

Name	Flexible Allowance	Company Contributions to Savings Plan	Financial Planning	Physical Examination	Other		Total
Peter J. McDonald	$—	$3,115	$—	$—	$—		$3,115
Samuel D. Jones	15,600	20,825	12,965	—	—		49,390
Frank P. Gatto	15,600	20,825	12,965	2,432	51,277	(1)	103,099
Georgia R. Scaife	15,600	20,825	12,965	2,365	—		51,755
Cody Wilbanks	15,600	20,825	—	2,918	—		39,343
Scott W. Klein	22,000	14,700	—	3,750	4,300,726	(2)	4,341,176
Michael D. Pawlowski	14,300	14,700	12,965	—	2,112,550	(3)	2,154,515

(1)
This aggregate amount includes $32,587 paid in premiums for whole life insurance and $18,690 in reimbursement for taxes associated with the portion of the life insurance premiums that the company pays on behalf of Mr. Gatto. This benefit is a carry-over perquisite that was provided to Mr. Gatto by Verizon prior to and after the company spun off from Verizon in 2006.

(2)
Represents severance compensation to Mr. Klein pursuant to his employment agreement in connection with his separation from the company. This compensation consisted of (a) a $4,000,000 cash payment equal to two times the aggregate of his base salary and his 2010 target annual incentive opportunity and (b) $300,726 representing the value of certain other severance payments and continuing benefits pursuant to his employment agreement. For additional information, see "Potential Payments Upon Termination or Change in Control—Former Executive Officers—Former Chief Executive Officer."

(3)
Includes severance compensation pursuant to the company's executive transition plan in connection with Mr. Pawlowski's separation from the company. This payment was comprised of (a) a $637,500 cash payment equal to his base salary plus his 2010 target annual incentive component short-term incentive opportunity, (b) a $240,205 cash payment representing a pro-rata portion of his 2010 target annual incentive component short-term incentive opportunity and (c) $ 1,234,845 representing the value of certain other severance payments and continuing benefits pursuant to the executive transition plan. For additional information, see "Potential Payments Upon Termination or Change in Control—Executive Transition Plan" and "Potential Payments Upon Termination or Change in Control—Former Officers—Former Executive Vice President—Sales."

 2010 Grants of Plan-Based Awards

        The table below sets forth information about plan-based awards granted to our named executive officers during 2010 under the company's short-term incentive plan and long-term incentive plan. In this table, the short-term incentive plan is abbreviated as "STI" and awards under the long-term incentive plan are abbreviated as "RSA" for restricted stock awards and "SOA" for stock option awards.

						All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards(4)
								Exercise or Base Price of Option Awards
		Grant Date
Name	Type		Threshold	Target	Maximum
Peter J. McDonald	RSA	12/09/10				150,000			1,087,500
	SOA	12/09/10					150,000	$7.25	628,500	(5)
Samuel D. Jones	RSA	3/12/10				35,550			1,350,189
	STI	3/30/10	84,375	337,500	675,000
Frank P. Gatto	RSA	3/12/10				29,493			1,120,144
	STI	3/30/10	70,000	280,000	560,000
Georgia R. Scaife	RSA	3/12/10				21,396			812,620
	STI	3/30/10	48,750	195,000	390,000
Cody Wilbanks	RSA	3/12/10				33,575			1,275,178
	STI	3/30/10	74,375	297,500	595,000
Scott W. Klein	RSA	3/12/10				78,999			2,999,592
	RSA	3/12/10				79,000			2,999,630
	STI	3/30/10	250,000	1,000,000	2,000,000
Michael D. Pawlowski	RSA	3/12/10				27,650			1,050,147
	STI	3/30/10	65,625	262,500	525,000

(1)
Represents the potential payouts for awards granted under the company's short-term incentive plan for 2010. These awards were subject to the attainment of specified performance targets. The performance targets and target award multiples for determining award payouts are described under "Compensation Discussion and Analysis—Incentive Compensation." Actual amounts paid under our incentive plans to our named executive officers are reported in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2)
For all named executive officers other than Mr. McDonald, represents special one-time restricted stock awards. For Mr. McDonald, represents restricted stock granted to him pursuant to his employment agreement. The restricted stock awards vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)
Stock options awarded to Mr. McDonald vest in three equal annual installments beginning on December 9, 2011.

(4)
Represents the aggregate grant date fair value of each equity incentive award. The dollar amounts were computed in accordance with ASC Topic 718.

(5)
Mr. McDonald's Stock Option Award granted on December 9, 2010, has an exercise price of $7.25 per share (the closing price on the date of grant), however, the grant date fair value reported above is based on the Black-Scholes Valuation model at $4.19 per option share.

 Employment Agreements

  President and CEO Employment Agreement

        In October 2010, the company entered into an employment agreement with Peter J. McDonald in connection with his appointment as interim chief executive officer of the company. The term of the agreement was for an indefinite period of time to be determined at the sole discretion of our board of directors. The agreement provided for a base salary of $75,000 per month and a bonus opportunity of up to $100,000 to be awarded at the sole discretion of the compensation committee at the end of the interim period.

        In connection with his appointment as president and chief executive officer, Mr. McDonald entered into an employment agreement with the company in December 2010. The agreement expires on December 13, 2013, unless extended. The agreement provides for an annual base salary of $900,000 and Mr. McDonald will be eligible to earn a target annual short-term incentive award of 100% of his base salary. In addition, McDonald also received (i) a one-time cash payment of $750,000 as a signing and relocation payment; (ii) stock options to purchase 150,000 shares of the company's common stock; and (iii) a restricted stock award for 150,000 shares of the company's common stock. Mr. McDonald will be entitled to receive employee benefits provided to senior executives at a level commensurate with his position.

        Under his employment agreement, Mr. McDonald is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under "Potential Payments Upon Termination or Change in Control—President and CEO Employment Agreement." Mr. McDonald does not participate in, and is not entitled to receive any payments or other benefits under, the company's executive transition plan.

  Former CEO Employment Agreement

        In May 2008, the company entered into an employment agreement with Mr. Klein in connection with his appointment as our chief executive officer. This employment agreement was terminated on October 4, 2010, in connection with Mr. Klein's separation from the company. The agreement provided for an annual base salary of not less than $1,000,000. Mr. Klein was also eligible to participate in short-term and long-term incentive programs approved by the board and to have target awards thereunder of at least 100% and 300%, respectively, of his annual base salary.

        Under his employment agreement, Mr. Klein was entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under "Potential Payments Upon Termination or Change in Control—CEO Employment Agreement." Mr. Klein did not participate in, and was not entitled to receive any payments or other benefits under, the company's executive transition plan.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the number and value of shares of restricted stock and stock options held by each named executive officer that were outstanding as of December 31, 2010. The value of restricted stock awards was calculated based on a price of $8.71 per share, the closing price of the company's common stock on December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested
Peter J. McDonald	—	150,000	(2)	$7.25	12/09/2020	150,000	$1,306,500
Samuel D. Jones	—	—		—	—	35,550	309,641
Frank P. Gatto	—	—		—	—	29,493	256,884
Georgia R, Scaife	—	—		—	—	21,396	186,359
Cody Wilbanks	—	—		—	—	33,575	292,438
Scott W. Klein	—	—		—	—	—	—
Michael D. Pawlowski	—	—		—	—	—	—

(1)
Restricted stock awards reflected in the table above were granted to all named executive officers on March 12, 2010, except Mr. McDonald. Mr. McDonald's restricted stock was granted to him on December 9, 2010. All restricted stock awards vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)
The stock options vest in three equal annual installments beginning on December 9, 2011.

2010 Stock Vested

        The following table sets forth information about the vesting of shares of restricted stock held by our named executive officers during 2010. No stock options were exercisable during 2010.

Stock Awards
Name	Grant Date	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter J. McDonald	—	—	—
Samuel D. Jones	—	—	—
Frank P. Gatto	—	—	—
Georgia R, Scaife	—	—	—
Cody Wilbanks	—	—	—
Scott W. Klein	3/12/10	79,000	$571,170
Michael D. Pawlowski	—	—	—

(1)
Represents the number of shares of restricted stock that vested multiplied by the closing price of the company's common stock on October 27, 2010, the date the awards vested in connection with Mr. Klein's separation from the company.

 2010 Pension Benefits

        Our named executive officers participating in the Verizon pension plans prior to our spin-off in 2006 participate in the SuperMedia pension plan for management employees (the "management plan") and the SuperMedia excess pension plan (the "excess plan"). These plans provide for benefits that were provided to these named executive officers under Verizon pension plans prior to the spin-off in 2006. Our management plan does not accept new participants and existing plan participants do not receive credit for additional years of service other than for determining retirement eligibility. Brief descriptions of the management plan and the excess plan are provided below.

  Management Plan

        The management plan is a noncontributory, tax-qualified pension plan for salaried employees who previously participated in Verizon pension plans prior to our spin-off from Verizon in 2006. Benefits are based on a cash balance formula that provided for pay credits ranging from 4% to 7% of annual eligible pay up to the applicable IRS limit, for each year of pension accrued service. Participants no longer receive pay credits. In general, eligible pay included base salary and short-term incentives, exclusive of certain senior management or other incentive compensation, and other similar types of payments. Participant accounts receive monthly interest credits based upon the prevailing market yields on certain U.S. Treasury obligations.

        As part of the transition to a cash balance formula, all participants with at least ten years of service with Verizon as of January 1, 2002, could receive benefits under an alternative benefit formula, referred to as the "highest average pay formula," if that formula provided a larger benefit than the cash balance formula. Under this alternative formula, benefits are equal to 1.35% of eligible pay for each year of pension accrual service, based on the highest average annual salary during any five consecutive years of employment, up to the applicable IRS limit. Each of the named executive officers that participates in the management plan has his or her benefits under the plan calculated under the highest average pay formula.

        Benefits under the management plan are payable in a lump sum or an annuity, at the participant's election. Lump sum benefits are generally equal to the greater of the participant's cash balance account or the actuarial value of the highest average pay formula, if applicable. Annuity benefits are generally equal to the greater of the actuarial value of a participant's cash balance account or the highest average pay formula, if applicable.

        Under the plan, a participant must have 75 points (age plus years of service) with at least 15 years of service to be retirement eligible. Existing participants may earn additional years of service for the purpose of determining retirement eligibility. Retirement-eligible participants who retire before the normal retirement age under the plan are entitled to their full, unreduced pension benefit if they have reached age 55 before they retire. For retirement-eligible participants who retire before reaching age 55, the pension benefit is reduced 3% for each year up to a maximum of 18%. Of our current named executive officers, only Mr. Gatto, Mr. Jones, Ms. Scaife and Mr. Wilbanks are retirement eligible.

  Excess Plan

        The excess plan is an unfunded non-qualified plan that provides supplemental retirement benefits to the participating named executive officers and other eligible employees. The excess plan provides benefits under the same formulas as the management plan, but only with respect to compensation that cannot be taken into account under the management plan because it exceeds the applicable IRS limit. Benefits under the excess plan are payable in a lump sum and are paid following a participant's termination of employment. Benefits under the excess plan may not be paid to the participating named executive officers and other key employees until at least six months following termination of their employment with the company.

  Pension Benefits Table

        The table below shows the actuarial present value of accumulated benefits and the number of years of service credited under the management plan and the excess plan as of December 31, 2010, as well as payments made to our named executive officers during 2010.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Peter J. McDonald(3)	—	.25	—	—
Samuel D. Jones	Management Plan	28.00	724,719	—
	Excess Plan	28.00	127,789	—
Frank P. Gatto	Management Plan	32.43	1,227,456	—
	Excess Plan	32.43	54,282	—
Georgia R. Scaife	Management Plan	29.46	1,021,148	—
	Excess Plan	29.46	37,667	—
Cody Wilbanks	Management Plan	23.88	849,845	—
	Excess Plan	23.88	115,727	—
Scott W. Klein(3)	—	—	—	—
Michael D. Pawlowski	Management Plan	25.52	748,216	—
	Excess Plan	25.52	46,267	—

(1)
Equal to the number of years credited service under the applicable legacy Verizon plan prior to the spin-off. Participants in the management plan and excess plan do not receive credit for additional years of service other than for determining retirement eligibility.

(2)
The present value has been calculated based on the age at which the named executive officer may retire without any reduction in benefits and consistent with the assumptions described in note 10 to the consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2010.

(3)
Mr. McDonald does not and Mr. Klein did not participate in the management plan or the excess plan.

Potential Payments Upon Termination or Change in Control

  President and CEO Employment Agreement

        The employment agreement with our president and chief executive officer provides for payments and benefits to Mr. McDonald in the event his employment is terminated under the circumstances described below. Under the terms of his employment agreement, Mr. McDonald does not participate in the company's executive transition plan described under "Executive Transition Plan" below.

        Termination Without Cause or for Good Reason.    If the company terminates Mr. McDonald's employment without cause or Mr. McDonald terminates his employment for good reason, then Mr. McDonald is entitled to receive the following payments and benefits:

  •
  an amount equal to 1.5 times (a) his base salary at the rate in effect when the notice of termination is given, plus (b) his target short-term incentive award for the calendar year in which the termination occurs;

  •
  an amount equal to his unpaid base salary earned through the date of termination, unpaid vacation time and unpaid short-term incentive award earned for the preceding year;

  •
  accelerated vesting of the portion of the unvested restricted stock and option awards granted under the employment agreement that are scheduled to vest on the next anniversary of the grant date;

  •
  for up to 12 months, the company will pay the cost of COBRA continuation coverage to the extent Mr. McDonald, his spouse and/or dependents are eligible for and entitled to receive COBRA continuation coverage; and

  •
  all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, policies and practices.

        Under the employment agreement, Mr. McDonald is deemed to have been terminated without cause if he is terminated for any reason other than:

  •
  a felony conviction or misdemeanor conviction involving theft, embezzlement, dishonesty or moral turpitude;

  •
  a willful act or omission constituting dishonesty, fraud or other malfeasance;

  •
  willful and continued failure to substantially perform the duties of his position; or

  •
  a breach by Mr. McDonald of his material obligations under the employment agreement.

        Mr. McDonald is deemed to have terminated his employment for good reason if the termination follows:

  •
  any diminution in title, position, duties or responsibilities;

  •
  re-assignment of direct reporting relationship to anyone other than the board;

  •
  assignment of duties materially inconsistent with scope of duties or responsibilities under the employment agreement;

  •
  a reduction in bonus opportunities;

  •
  a required relocation of his principal place of employment of more than 50 miles; or

  •
  a breach by the company of any of its material obligations under the employment agreement;

        Termination in Connection with a Change in Control.    If the company terminates Mr. McDonald's employment without cause or Mr. McDonald terminates his employment for good reason during the period beginning three months prior to the date of a change in control and ending on the second anniversary of the change in control, then he is entitled to receive the payments and benefits described above, except that the multiplier for the severance payment will be changed from 1.5 to 3, all unvested equity awards granted under the employment agreement will fully and immediately vest and the subsidized COBRA coverage will be available for 18 months.

        Under the employment agreement, a change in control is defined in the same manner as in the 2009 long-term incentive plan.

        Termination Due to Death or Disability.    If Mr. McDonald's employment terminates due to death or is terminated by the company due to disability, he (or his beneficiary) is entitled to receive:

  •
  an amount equal to his unpaid base salary earned through the date of termination, unpaid vacation time and unpaid short-term incentive award earned for the preceding year;

  •
  the short-term incentive award that would have been earned by him for the year in which the termination occurs if his employment had not terminated, prorated for the number of days elapsed since the beginning of that year;

  •
  accelerated vesting of the portion of the unvested restricted stock and option awards granted under the employment agreement that are scheduled to vest on the next anniversary of the grant date;

  •
  for up to 18 months, the company will pay the cost of COBRA continuation coverage to the extent Mr. McDonald, his spouse and/or dependents are eligible for and entitled to receive COBRA continuation coverage; and

  •
  all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, policies and practices.

        Termination Due to Expiration of Employment Term.    If Mr. McDonald's employment terminates due to the expiration of the employment term under the agreement, he is entitled to receive:

  •
  an amount equal to 1.5 times (a) his base salary at the rate in effect when the notice of termination is given, plus (b) his target short-term incentive award for the calendar year in which the termination occurs;

  •
  an amount equal to his unpaid base salary earned through the date of termination, unpaid vacation time and unpaid short-term incentive award earned for the preceding year;

  •
  immediate vesting of the portion of the unvested restricted stock and option awards granted under the employment agreement that are scheduled to vest on the first anniversary of the expiration of the employment term had the executive remained employed through such anniversary; and

  •
  all other vested benefits, including the right to indemnification, due in accordance with then-existing employee benefit plans, policies and practices.

        Obligations of Mr. McDonald.    Payment and benefits under the employment agreement are subject to compliance by Mr. McDonald with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire eighteen months after the termination of Mr. McDonald's employment. The non-disclosure covenant does not expire. If Mr. McDonald violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement. All payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Mr. McDonald in favor of the company, its affiliates, and their officers, directors and employees.

  Executive Transition Plan

        The company's executive transition plan (the "transition plan") provides specified payments and other benefits to our executive officers, including each of our current named executive officers, other than our chief executive officer, in the event the officer's employment is terminated under the circumstances described below. During 2010, the committee amended the transition plan to eliminate tax gross-up payments for new participants and bring it into compliance with Section 409A requirements. The company is not required to provide any payment or benefit under the transition plan that duplicates any payment or benefit that an executive officer is entitled to receive under any other company compensation or benefit plan, award agreement, or other arrangement. Payments and other benefits payable to our chief executive officer in the event his employment is terminated are covered by the terms of his employment agreement. For a description of these payments and other benefits, see "CEO Employment Agreement" above.

        Termination Without Cause.    If the company terminates the employment of an executive officer without cause, unrelated to a change in control, then the officer is entitled to receive the following payments and benefits:

  •
  an amount equal to a multiple (the "severance multiplier") of (a) the officer's highest annual rate of base salary at any time during the preceding 24 months, plus (b) the officer's target short-term incentive award for the calendar year in which the termination occurs (or, if greater, the actual short-term incentive award earned by the officer for the preceding calendar year). The severance multiplier is 1.0 for payments and benefits payable in the event of a termination without cause;

  •
  an amount equal to the officer's target short-term incentive award for the year in which the termination occurs, prorated for the number of days elapsed since the beginning of that year;

  •
  an amount equal to the officer's unpaid base salary earned through the date of termination and unpaid short-term incentive award earned for the preceding year;

  •
  any payments or benefits payable to the officer or the officer's spouse or other dependents under any other company employee plan or program;

  •
  continued participation by the officer and the officer's spouse or other dependents in the company's group health plan, at the same benefit and contribution levels in effect immediately before the termination for a number of months equal to 12 times the severance multiplier or, if sooner, until similar coverage is obtained under a new employer's plan. If continued coverage is not permitted by the company's plan or applicable law, the company will pay the cost of COBRA continuation coverage to the extent any of these persons elects and is entitled to receive COBRA continuation coverage;

  •
  if applicable, continued participation in the company's executive life insurance program for the greater of (a) a number of months equal to 12 times the severance multiplier as if the officer's employment had continued at the officer's highest annual rate of base salary in effect at any time during the 24 months preceding termination of employment, and (b) the period provided by the program;

  •
  continued receipt of perquisites made available to the officer during the 12 months preceding the termination for a number of months equal to 12 times the severance multiplier; and

  •
  outplacement services for up to one year following the termination.

        In addition, the committee, in its sole discretion, may accelerate vesting of any outstanding long-term incentive awards held by the executive officer.

        Under the transition plan, an executive officer is deemed to have been terminated without cause if the executive officer is terminated for any reason other than:

  •
  a felony conviction;

  •
  fraud involving the company;

  •
  willful failure to carry out material employment responsibilities;

  •
  behavior likely to have an adverse effect on the company; or

  •
  a willful, material violation of company policy.

        Termination in Connection with a Change in Control.    If the company terminates the employment of an executive officer without cause during the period beginning six months prior to the date of a change in control (or, if earlier, the date a definitive agreement is signed that would result in a change in control) and ending on the first anniversary of the change in control, or if an executive officer terminates employment for good reason within one year after a change in control, then the officer is entitled to receive the payments and benefits described above, except that the severance multiplier is 2.0.

        In the event a change in control occurs, all outstanding long-term incentive awards held by an executive officer will become fully vested if the officer is employed by the company immediately before the change in control occurs. The payout under any performance-based award will equal the target amount. Under the transition plan, a change in control is defined in the same manner as described under "CEO Employment Agreement—Termination in Connection with a Change in Control" above.

        An executive officer is deemed to have terminated his or her employment for good reason if the termination follows:

  •
  a material reduction in duties and responsibilities;

  •
  a reduction in base salary or target incentive opportunities;

  •
  a required relocation of the covered named executive officer's principal place of business of more than 50 miles; or

  •
  at the time of a change in control, a failure by the successor company to assume the company's obligations under the transition plan.

        Termination Due to Death or Disability.    If an executive officer's employment terminates due to death or is terminated by the company due to disability, the officer (or the officer's beneficiary) is entitled to receive a cash payment equal to six months' base salary plus a prorated portion of the officer's target short-term incentive award for the year in which the termination occurs. Vesting of the officer's outstanding long-term incentive awards is subject to the discretion of the committee. An executive officer whose employment is terminated by the company due to disability is also entitled to receive two years of continuing group health and welfare benefits (including continued participation in the company's executive life insurance program and conversion of any life or disability policies) at the company's expense.

        Obligations of the Officer.    Payment and benefits under the transition plan are subject to compliance by the former officer with the restrictive covenants in the transition plan, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the first anniversary of the termination of the officer's employment. The non-disclosure covenant does not expire. If the former officer violates any of these covenants, the officer will not be entitled to further payments and benefits under the transition plan and must repay the company for the payments and the value of benefits previously received under the transition plan. All payments or benefits under the transition plan are conditioned on the execution of a general release of claims by the former officer in favor of the company, its affiliates, and their officers, directors and employees.

        Tax Gross-Up Payments.    In the event an executive officer is subject to federal excise taxes for benefits he or she is entitled to under the transition plan or otherwise from the company, the officer is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest. This benefit was grandfathered in 2010, therefore all new officers that join the company after January 1, 2010 will not receive tax gross-up payments.

  One-Time Restricted Stock Awards

        In March 2010, the named executive officers entered into restricted stock agreements with the company under the company's 2009 long-term incentive plan. All unvested shares of restricted stock will immediately terminate upon the named executive officer's termination of employment with the company for any reason on or before the third anniversary date of the award, except that the compensation committee, at its sole option and election, may permit the unvested shares not to terminate if the named executive officer is terminated without cause. If a change in control occurs on or before the third anniversary date of the award, all unvested shares of restricted stock will vest immediately.

        Under the 2009 long-term incentive plan, change in control is defined as:

  •
  the acquisition of the beneficial ownership of more than 35% of either the company's outstanding shares of common stock or combined voting power of then outstanding voting securities, except acquisitions of shares (a) directly from the company, (b) by the company, (c) by an employee benefit plan sponsored, maintained or controlled by the company, or (d) by any corporation pursuant to a transaction described below;

  •
  a change in a majority of the members of our board, without the approval of at least two-thirds of the then incumbent members of the board;

  •
  the completion of a reorganization, merger or consolidation, sale of the company or any subsidiary of the company, or a disposition of all or substantially all of the assets, unless (a) all or substantially all of the beneficial owners immediately prior to the transaction own more than 50% of the outstanding shares of common stock and the combined voting power of the corporation resulting from the transaction in substantially the same proportions as their ownership of the company immediately prior to the transaction, (b) no person beneficially owns 50% or more of the outstanding shares of common stock or the combined voting stock of the surviving entity, and (c) a majority of the directors of the surviving entity were directors of the company prior to the transaction;

  •
  liquidation or dissolution of the company; or

  •
  acquisition by the company's institutional holders and their affiliates of more than 45% of the beneficial ownership of the company's outstanding common stock or outstanding voting stock, except acquisitions of shares (a) directly from the company, (b) by the company, or (c) by any corporation pursuant to a transaction described above.

  Pension and Retirement Benefits

        Upon retirement or other termination of employment, certain of the named executive officers are entitled to pension benefits under the management plan and the excess plan and certain retiree medical benefits upon retirement. See "Executive Compensation—2010 Pension Benefits" for further information regarding the pension benefits payable to the eligible named executive officers under the management plan and excess plan.

  Special One-Time Cash Performance Award—Emergence Bonus

        The special one-time cash performance awards granted to certain of our named executive officers provided for payout of the award in two equal annual installments beginning in February 2010. In the event the named executive officer's employment terminated prior to the first anniversary of the initial payout of the award, the named executive officer was entitled to payment of the second half of his or her emergence bonus under the circumstances described in "Compensation Discussion and Analysis—2010 Compensation Program—Special One-Time Cash Performance Award—Emergence Bonus."

  Termination and Change in Control Tables for 2010

        The following tables summarize the compensation and other benefits that would have become payable to each of our named executive officers (other than Mr. Klein and Mr. Pawlowski) assuming their employment had terminated on December 31, 2010, given the named executive officer's base salary as of that date. In addition, the following tables summarize the compensation that would become payable to each of our named executive officers (other than Mr. Klein and Mr. Pawlowski) assuming that a change in control of the company had occurred on December 31, 2010.

        In reviewing these tables, please note the following:

  •
  the amounts shown as Separation Benefits are the benefits payable under our president and chief executive officer's employment agreement and, for our other named executive officers, the company's executive transition plan;

  •
  the amounts shown for awards of restricted stock were determined by reference to the closing price of the company's common stock on December 31, 2010;

  •
  the amounts shown for Mr. Gatto, Mr. Jones, Ms. Scaife and Mr. Wilbanks in the case of a Voluntary Termination assume he or she elects to retire on December 31, 2010. None of our other named executive officers were retirement eligible on December 31, 2010;

  •
  the amounts shown for Health and Welfare Benefits vary based on whether the named executive officer is eligible for retirement. For those named executive officers who were retirement eligible (Mr. Gatto, Mr. Jones, Ms. Scaife and Mr. Wilbanks), the amounts shown represent the present value of the officer's retiree medical benefits. For the other named executive officers, the amounts represent benefits payable under the company's executive transition plan or, for our chief executive officer, his employment agreement;

  •
  the amounts shown as benefits under the Life Insurance Program represent the present value of the premiums expected to be reimbursed by the company, assuming the named executive officer continues to participate in the executive whole life insurance program. For these tables, we have assumed that Mr. Gatto will continue to participate in this program until age 60. The other named executive officers do not participate in the executive whole life insurance program. Life insurance program benefits payable upon death, if any, represent the death benefit payable to the officer's beneficiaries by the life insurance company; and

  •
  the amounts shown as Excise Tax Gross-Up payments represent benefits payable to the named executive officers, under the company's executive transition plan. These benefits are equal to an amount necessary to offset any excise taxes and related income taxes, penalties and interest owed by the officer in connection with the termination of his or her employment or a change in control. The amounts shown were calculated without assigning a value to the post-termination non-compete and non-solicit covenants. If a value had been assigned to these covenants, the amounts shown would be lower or, in some cases, zero.

 Peter J. McDonald
Chief Executive Officer

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$1,350,000	$1,350,000	$2,700,000	$—	$—
Short-Term Incentive	—	—	—	—	—
Restricted Stock	435,500	435,500	1,306,500	435,500	435,500
Stock Options	73,000	73,000	219,000	73,000	73,000
Benefits and Perquisites
Health & Welfare Benefits	—	9,618	14,427	14,427	14,427
Flexible Allowance	—	—	—	—	—
Financial Planning	—	—	—	—	—
Physical Examination	—	—	—	—	—
Outplacement Services
Excise Tax Gross-Up	—	—	—	—	—

Totals	$1,858,500	$1,868,118	$4,239,927	$522,927	$522,927

Samuel D. Jones
Executive Vice President, Chief Financial Officer and Treasurer

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$787,500	$1,575,000	$562,500	$562,500
Short-Term Incentive	337,500	337,500	337,500	—	—
Restricted Stock	—	—	309,641	—	—
Benefits and Perquisites
Health & Welfare Benefits	42,460	42,460	42,460	—	42,460
Flexible Allowance	—	15,600	31,200	—	—
Financial Planning	—	13,055	26,110	—	—
Physical Examination	—	2,000	4,000	—	—
Outplacement Services	—	9,500	9,500	—	—
Excise Tax Gross-Up	—	—	712,819	—	—

Totals	$379,960	$1,207,615	$3,048,230	$562,500	$604,960

Frank P. Gatto
Executive Vice President—Operations

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason		Death	Disability
Compensation
Separation Benefits	$—	$680,000	$1,360,000		$480,000	$480,000
Short-Term Incentive	280,000	280,000	280,000		—	—
Restricted Stock	—	—	256,884		—	—
Benefits and Perquisites
Health & Welfare Benefits	113,460	113,460	113,460		—	113,460
Life Insurance Program	158,181	158,181	158,181		3,600,000	158,181
Flexible Allowance	—	15,600	31,200		—	—
Financial Planning	—	13,055	26,110		—	—
Physical Examination	—	2,000	4,000		—	—
Outplacement Services	—	9,500	9,500		—	—
Excise Tax Gross-Up	—	—	—	(1)	—	—

Totals	$551,641	$1,271,796	$2,239,335		$4,080,000	$751,641

Georgia R. Scaife
Executive Vice President—Human Resources and Employee Administration

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason		Death	Disability
Compensation
Separation Benefits	$—	$520,000	$1,040,000		$357,500	$357,500
Short-Term Incentive	195,000	195,000	195,000		—	—
Restricted Stock	—	—	186,359		—	—
Benefits and Perquisites
Health & Welfare Benefits	38,485	38,485	38,485		—	38,485
Flexible Allowance	—	15,600	31,200		—	—
Financial Planning	—	13,055	26,110		—	—
Physical Examination	—	2,000	4,000		—	—
Outplacement Services	—	9,500	9,500		—	—
Excise Tax Gross-Up	—	—	—	(1)	—	—

Totals	$233,485	$793,640	$1,530,654		$357,500	$395,985

 Cody Wilbanks
Executive Vice President, General Counsel and Secretary

Benefits and Payments	Voluntary Termination	Termination Without Cause	Change in Control and Termination Without Cause or for Good Reason	Death	Disability
Compensation
Separation Benefits	$—	$722,500	$1,445,000	$510,000	$510,000
Short-Term Incentive	297,500	297,500	297,500	—	—
Restricted Stock	—	—	292,438	—	—
Benefits and Perquisites
Health & Welfare Benefits	59,259	59,259	59,259	—	59,259
Flexible Allowance	—	15,600	31,200	—	—
Financial Planning	—	13,055	26,110	—	—
Physical Examination	—	2,000	4,000	—	—
Outplacement Services	—	9,500	9,500	—	—
Excise Tax Gross-Up	—	—	683,337	—	—

Totals	$356,759	$1,119,414	$2,848,344	$510,000	$569,259

(1)
The parachute payment calculations for Ms. Scaife and Mr. Gatto are below the safe harbor amount at which the excise tax under Section 4999 of the Internal Revenue Code would be triggered, therefore, no gross-up amounts would be triggered for these officers.

  Former Executive Officers

        Former Chief Executive Officer.    Mr. Klein served as our chief executive officer through October 4, 2010. Under the terms of his employment agreement, Mr. Klein was entitled to severance payments and benefits of $6,265,369 as a result of his involuntary termination without cause. This amount consists of (a) a $4,000,000 cash payment equal to two times the aggregate of his base salary and his 2010 target annual incentive opportunity, (b) a $964,643 cash payment equal to a pro-rata portion of the annual incentive award he would have earned for 2010, (c) a $1,000,000 cash payment representing the remaining portion of his emergence bonus award, and (d) $300,726 representing the value of certain other severance payments and continuing benefits. Additionally, on October 27, 2010, 79,000 shares of restricted common stock that was previously awarded to Mr. Klein vested and these shares had a value of $571,170 on the vesting date.

        Former Executive Vice President—Sales.    Mr. Pawlowski served as our executive vice president—sales through November 30, 2010. Under the terms of the executive transition plan, Mr. Pawlowski was entitled to severance payments and benefits of $2,262,550 as a result of his involuntary termination without cause. This amount was comprised of (a) a $637,500 cash payment equal to his base salary plus his 2010 target annual incentive component short-term incentive opportunity, (b) a $240,205 cash payment representing a pro-rata portion of his 2010 target annual incentive component short-term incentive opportunity and (c) a $150,000 cash payment representing the remaining portion of his emergence bonus award and (d) $1,234,844 representing the value of certain other severance payments and continuing benefits.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS

        The tables below provide information regarding the beneficial ownership of our common stock as of March 14, 2011, by:

  •
  each of our directors;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  all directors and executive officers as a group; and

  •
  each beneficial owner of more than 5% of our common stock.

        Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the company believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Each of our directors and executive officers, and all of our directors and executive officers as a group, beneficially owned less than 1% of our common stock outstanding as of March 14, 2011.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Edward Bayone(1)	10,218
Robert C. Blattberg(1)	10,218
Charles B. Carden(1)	10,218
Robin Domeniconi(1)	10,218
Thomas D. Gardner(1)	10,218
David E. Hawthorne(1)	10,218
John Slater	—
Thomas S. Rogers(1)	10,218
Douglas D. Wheat	9,947
Peter J. McDonald(2)	150,010
Samuel D. Jones(2)	32,416
Frank P. Gatto(2)	26,893
Georgia R. Scaife(2)	19,510
Cody Wilbanks(2)	30,615
All directors and executive officers as a group (16 persons)(3)	370,917

(1)
Number reported includes 439 shares of common stock issuable upon settlement of vested restricted stock units, which may be settled upon the director's departure from the board in good standing. Until settled, the directors have no voting or dispositive power over the restricted stock units.

(2)
Number reported includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. McDonald (150,000), Mr. Jones (23,700 shares), Mr. Gatto (19,662 shares), Ms. Scaife (14,264 shares) and Mr. Wilbanks (22,383 shares).

(3)
Number reported includes 3,073 shares of common stock to be issued to directors upon settlement of vested restricted stock units, which may be settled upon the director's departure from the board in good standing. Until settled, the directors have no voting or dispositive power over these restricted stock units. Number reported above also includes 230,009 shares of unvested restricted stock for executive officers and 63,488 shares of unvested restricted stock for directors that have sole voting power, but no dispositive power.

Five Percent Holders

        The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by the company to beneficially own 5% or more of the company's outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on reports filed by the entities with the SEC, except that the percentage is based upon the company's calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the company's number of shares of common stock outstanding on March 14, 2011. We know of no other stockholder holding 5% or more of the company's common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Paulson & Co. Inc.(1)	2,607,506	16.8%
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
BlackRock, Inc.(2)	972,969	6.3%
40 East 52nd Street
New York, New York 10022

(1)
According to a Schedule 13D filed by Paulson & Co. Inc. ("Paulson"), Paulson has shared voting and dispositive power over 2,607,506 shares of common stock. Paulson is an investment advisor registered under the Investment Advisor Act of 1940 and is the investment manager of Paulson Advantage Master Ltd. (411,956 shares), Paulson Advantage Plus Master Ltd. (977,240 shares), Paulson Advantage Select Master Fund Ltd. (8,863 shares), Paulson Credit Opportunities Master Ltd. (510,363 shares) and Paulson Recovery Master Fund Ltd. (699,084 shares) (collectively, the "funds"). John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the funds.

(2)
According to a Schedule 13G filed by BlackRock, Inc. ("BlackRock"), BlackRock has sole voting and dispositive power over 972,969 shares of common stock held by its subsidiaries: BlackRock Japan Co. Ltd.; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Advisors, LLC; and BlackRock Investment Management, LLC. According to the Schedule 13G, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock and no one person's interest in our common stock is more than 5% of our total outstanding shares.

 EQUITY COMPENSATION PLAN INFORMATION

        As of December 31, 2010, the 2009 Long-Term Incentive Plan was the only compensation plan under which securities of the company were authorized for issuance. The 2009 Long-Term Incentive Plan was approved by the bankruptcy court in connection with the completion of our reorganization.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	—	—	—
Equity compensation plans not approved by stockholders	150,000	$7.25	844,923

Total	150,000	$7.25	844,923

 INDEPENDENT PUBLIC ACCOUNTANTS

Selection

        Ernst & Young LLP served as the company's independent registered public accounting firm for 2010 and has been selected by the audit committee to serve as the company's independent registered public accounting firm for 2011.

Audit and Non-Audit Fees

        The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the company's annual financial statements for 2010 and 2009, and fees billed for other services rendered by Ernst & Young LLP.

	2010	2009
Audit Fees(1)	$1,224,825	$1,807,718
Audit-Related Fees(2)	184,677	274,000
Tax Fees(3)	162,748	615,434
All Other Fees(4)	—	—

Total	$1,572,250	$2,697,152

(1)
Audit fees consist principally of fees for the audit of the company's consolidated financial statements, review of the company's interim consolidated financial statements, the audit of internal control over financial reporting and reorganization matters.

(2)
Audit-related fees consist principally of fees for audits of the company's employee benefit plans.

(3)
Tax fees consist principally of fees for services performed in connection with consultations on state tax and reorganization tax matters.

(4)
All other fees consist of service costs related to the company's use of Ernst & Young LLP's online accounting and reporting research tool.

Pre-Approval Policies and Procedures

        The audit committee's policy is to require the pre-approval of all audit and non-audit services provided to the company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2010 were pre-approved by the audit committee.

AUDIT COMMITTEE REPORT

        The audit committee is currently comprised of three directors, Charles B. Carden (Chair), Edward J. Bayone and Thomas D. Gardner.

        The purpose of the audit committee is to assist the board of directors (the "board") of SuperMedia Inc. (the "company") in its general oversight of the company's accounting, auditing and financial reporting practices. Management is primarily responsible for the company's financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The company's independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

        The members of the audit committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the audit committee certify that the company's registered public accounting firm is "independent" under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the audit committee's members in business, financial and accounting matters.

        In the performance of its oversight responsibilities, the audit committee has reviewed and discussed with management and Ernst & Young LLP the audited financial statements of the company for the year ended December 31, 2010. Management represented to the audit committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the company at the dates and for the periods described. The audit committee has relied upon this representation without any independent verification, except for the work of Ernst & Young LLP. The audit committee also discussed these statements with Ernst & Young LLP, both with and without management present and has relied upon their reported opinion on these financial statements. The audit committee's review included discussions with Ernst & Young LLP of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, vol. 1, AU Section 380), and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        With respect to the company's independent registered public accounting firm, the audit committee, among other things, discussed with Ernst & Young LLP matters relating to its independence and received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence.

        On the basis of these reviews and discussions, and subject to the limitations of its role, the audit committee recommended that the board approve the inclusion of the company's audited financial statements in the company's annual report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

                      THE AUDIT COMMITTEE

                      Charles B. Carden, Chair
                      Edward J. Bayone
                      Thomas D. Gardner

 REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

        The nominating and corporate governance committee is charged with the responsibility of reviewing, approving and overseeing all transactions with related persons (as defined in SEC regulations). The nominating and corporate governance committee will periodically reassess any related-person transaction entered into by the company to ensure their continued appropriateness. This responsibility is set forth in the nominating and corporate governance committee's charter.

Certain Relationships and Related Transactions

        Mr. Slater, one of our directors, is an executive officer of Paulson & Co. Inc. ("Paulson").

        On November 18, 2009, the company entered into a Standby Purchase Agreement (the "Standby Purchase Agreement") with investment funds and accounts managed by Paulson. On December 31, 2009, pursuant to the Standby Purchase Agreement and our Chapter 11 plan of reorganization, Paulson was issued shares of our common stock representing approximately 17.4% of our newly issued and outstanding common stock.

        In addition, as a condition to the Standby Purchase Agreement, the company and Paulson entered into a Standstill Agreement (the "Standstill Agreement") on December 31, 2009. On January 21, 2010, the company and Paulson entered into an Amended and Restated Standstill Agreement (the "Amended and Restated Standstill Agreement"). Pursuant to the Amended and Restated Standstill Agreement, Paulson has the right to nominate a director to our board so long as it holds at least 17% of the common stock issued to it under the Standby Purchase Agreement. As a result, on January 21, 2010, the board increased the number of directors on the board to nine, and elected John Slater, Paulson's nominee, to serve on the board. Mr. Slater is serving a term that expires at the 2011 annual meeting and has waived all director compensation while serving on the board.

        Changes were also made to the limitations on Paulson's voting rights in the election of directors, change in control transactions and other corporate matters, such that:

  •
  The "standstill" obligations of Paulson remain effective so long as Paulson beneficially owns 17% or more of our outstanding common stock; and

  •
  The voting restriction thresholds, which require Paulson to vote the shares of our common stock that it owns in the same proportion as the shares held by all common stockholders not affiliated with Paulson are voted with respect to such matters, were lowered by 2.5%.

The purchase period under the Standstill Agreement expired on September 30, 2010. Therefore, Paulson's stock ownership of the Company is capped at the amount that Paulson owned on such date. The termination date of the Amended and Restated Standstill Agreement is December 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms furnished to the company, the company believes that during 2010 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a).

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

        In order to be included in the company's proxy materials for the 2012 annual meeting of stockholders, a stockholder proposal must be received in writing by the company at SuperMedia Inc., 2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary, by November 29, 2011 and otherwise comply with all requirements of the SEC for stockholder proposals.

        If you do not wish to submit a proposal for inclusion in next year's proxy materials, but instead wish to present it directly at the 2012 annual meeting of stockholders, you must give timely written notice of the proposal to the company's corporate secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address not earlier than 120 and not later than 90 days prior to the first anniversary of the preceding year's annual meeting. To be timely, a written notice of a proposal (including notice recommending a director candidate) must be received no earlier than January 12, 2012 and no later than February 11, 2012. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the company's by-laws. A copy of the company's by-laws is available upon request from the company's corporate secretary.

OTHER MATTERS

        The board is not aware of any other business that may be brought before the annual meeting. If any other matters are properly brought before the annual meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Cody Wilbanks Executive Vice President, General Counsel and Secretary

D/FW Airport, Texas
March 25, 2011

 Map and Driving Directions to Hilton Dallas/Southlake TownSquare

Hilton Dallas/Southlake TownSquare
1400 Plaza Place
Southlake, TX 76092
Phone: 817-442-9900

Directions from D/FW International Airport		Directions from Dallas
1.	From terminals, take North Exit from Airport (SR-97 Spur North/International Parkway N).	1.	I-35E North toward Denton
2.	Take ramp right for SR-114 West/John W. Carpenter Freeway toward Ft. Worth/ Grapevine	2.	Keep left onto SR 183 West/E. John W. Carpenter Freeway
3.	Keep Straight onto SR-114 South/SR-114 West/John W. Carpenter Freeway	3.	Keep right onto SR-114/E. John W. Carpenter Freeway
4.	Bear right onto SR-114 West	4.	Keep right onto SR-114 South/SR-121 West
5.	Take exit right for Carroll Avenue	5.	Bear right onto SR-114 West
6.	At light, turn left and cross over SR-114 West	6.	Take exit right for Carroll Avenue
7.	At next light, turn left onto frontage road for SR-114 East	7.	At light, turn left and cross over SR-114 West
8.	Turn right onto Grand Avenue	8.	At next light, turn left onto frontage road for SR-114 East
9.	Turn right onto Plaza Place	9.	Turn right onto Grand Avenue
		10.	Turn right onto Plaza Place

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M32201-P08662 SUPERMEDIA INC. ATTN: INVESTOR RELATIONS 2200 W. AIRFIELD DRIVE P.O. BOX 619810 D/FW AIRPORT, TX 75261 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting in person. 2. Advisory vote approving SuperMedia's executive compensation. SuperMedia Inc.'s Board of Directors recommends you vote FOR a 1 YEAR frequency on the following proposal: For All Withhold All For All Except 0 0 0 Yes No 01) Edward J. Bayone 02) Robert C. Blattberg 03) Charles B. Carden 04) Robin Domeniconi 05) Thomas D. Gardner 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by SuperMedia Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SuperMedia Inc.'s Board of Directors recommends you vote FOR the election of the nominees set forth in Proposal 1 and FOR Proposal 2: 0 0 0 0 0 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain 06) David E. Hawthorne 07) Peter J. McDonald 08) Thomas S. Rogers 09) John Slater 10) Douglas D. Wheat 3. Advisory vote on the frequency of executive compensation vote. SuperMedia Inc.'s Board of Directors recommends you vote FOR the following proposal: 4. Ratification of Ernst & Young LLP as SuperMedia's independent registered public accounting firm for 2011. Each of the proposals is more fully described in our proxy statement. You can access and review our annual report and proxy statement on the Internet by visiting www.proxyvote.com. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For Against Abstain For Against Abstain

SuperMedia Inc. Annual Meeting of Stockholders May 11, 2011 9:00 a.m. This proxy is solicited on behalf of SuperMedia Inc.'s Board of Directors Cody Wilbanks and Samuel D. Jones, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock of SuperMedia Inc. held of record by the undersigned on March 14, 2011, at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 11, 2011, at the Hilton Dallas/Southlake Town Square hotel, located at 1400 Plaza Place, Southlake, Texas 76092, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendations of SuperMedia Inc.'s Board of Directors. This proxy authorizes each of Messrs. Wilbanks and Jones to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and Form 10-K are available at www.proxyvote.com. For directions to the annual meeting please visit www.hilton.com or call SuperMedia's Investor Relations at 1-877-343-3272. Continued and to be signed on reverse side M32202-P08662